Exhibit 10.2

TERM LOAN AGREEMENT

DATED AS OF AUGUST 21, 2015

by and among

CARTER/VALIDUS OPERATING PARTNERSHIP, LP,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

CAPITAL ONE, NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT,

AND

BANK OF AMERICA, N.A.,

AS CO-SYNDICATION AGENT,

AND

SUNTRUST BANK,

AS CO-SYNDICATION AGENT,

AND

FIFTH THIRD BANK,

AS CO-SYNDICATION AGENT,

AND

KEYBANC CAPITAL MARKETS, INC.,

CAPITAL ONE, NATIONAL ASSOCIATION,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC.

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made as of the 21st day of August, 2015 by and among CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), CAPITAL ONE, NATIONAL ASSOCIATION, as Documentation Agent, BANK OF AMERICA, N.A., as Co-Syndication Agent, FIFTH THIRD BANK, as Co-Syndication Agent, and SUNTRUST BANK, as Co-Syndication Agent, and KEYBANC CAPITAL MARKETS, INC., CAPITAL ONE, NATIONAL ASSOCIATION, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and SUNTRUST ROBINSON HUMPHREY, INC., as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Joint Lead Arrangers and Bookrunners”).

R E C I T A L S

WHEREAS, Borrower has requested that the Lenders provide a term loan facility; and

WHEREAS, the Agent and the Lenders are willing to provide such term loan facility to Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate and covenant and agree as follows:

§1.	DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Acquisition Closing Costs. The actual deal costs incurred by REIT and its Subsidiaries in connection with acquisitions of Real Estate determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.

Actual Debt Service Amount. The actual annual principal (excluding balloon payments) and interest that was paid with respect to all Unsecured Debt (including the Loans) for the prior two fiscal quarters most recently ended annualized.

Additional Commitment Request Notice. See §2.11(a).

Additional Guarantor. Each additional Wholly Owned Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to §5.4.

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) Consolidated EBITDA for the prior two (2) fiscal quarters most recently ended annualized, less (b) Capital Reserves.

Adjusted Consolidated Fixed Charges. On any date of determination, Consolidated Fixed Charges for the prior two (2) fiscal quarters most recently ended annualized.

Adjusted Net Operating Income. On any date of determination, the sum of (a) Net Operating Income from the Unencumbered Pool Properties for the prior two (2) fiscal quarters most recently ended annualized, less (b) the Capital Reserves. For any Unencumbered Pool Property acquired by Borrower or a Subsidiary Guarantor that has not been owned for two (2) fiscal quarters, Net Operating Income for such Unencumbered Pool Property shall be the pro forma Net Operating Income for such asset for the first two (2) fiscal quarters of ownership (with the income based upon pro forma rents to be received by Borrower or a Subsidiary Guarantor during the first two fiscal quarters of ownership), as reasonably approved by Agent; provided that for the second (2nd) quarter of such two (2) fiscal quarter period, the actual Net Operating Income for the first (1st) fiscal quarter shall be used instead of the pro forma Net Operating Income for such first (1st) quarter.

Advisor. Carter/Validus Advisors, LLC, a Delaware limited liability company.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by Agent.

Agreement. This Term Loan Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Margin. On any date the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of REIT and its respective Subsidiaries to the Gross Asset Value of REIT and its respective Subsidiaries:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than 35%	1.75%	0.75%
Pricing Level 2	Greater than or equal to 35% but less than 40%	2.00%	1.00%
Pricing Level 3	Greater than or equal to 40% but less than 45%	2.15%	1.15%
Pricing Level 4	Greater than or equal to 45%	2.25%	1.25%

The initial Applicable Margin shall be at Pricing Level 1. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 4 until such failure is cured within any applicable cure period, or waived in writing by the Majority Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent and the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (iii) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” value basis, performed by an independent appraiser selected by the Agent who is not an employee of REIT, Borrower or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.

Appraised Value. The “as-is” value of a parcel of Real Estate determined by the most recent Appraisal of such Real Estate, subject, however, to such changes or adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the REIT and such other Persons as Borrower shall designate in a written notice to Agent.

Balance Sheet Date. December 31, 2013.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) one half of one percent (0.5%) above the Federal Funds Effective Rate, or (c) one percent (1%). The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. The Term Loans bearing interest by reference to the Base Rate.

Borrower. Carter/Validus Operating Partnership, LP, a Delaware limited partnership.

Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan.

Building. With respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations. With respect to any Person, the obligations of such Person to pay rent or other amounts under any Capitalized Lease.

Capital Reserve. For any period, the sum of the Data Center Properties Capital Reserve plus the Medical Properties Capital Reserve.

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least BBB+ or the equivalent thereof by S&P or Baa1 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; (iii) commercial paper or municipal bonds rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or the Borrower equal to at least twenty percent (20.0%);

(b) as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or

(c) REIT or the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or

(d) the Borrower shall no longer be directly or indirectly eighty percent (80%) owned and controlled by REIT; or

(e) the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor; or

(f) any two of John Carter, Lisa Drummond, Todd Sakow and Michael Seton shall cease to be Chief Executive Officer, Chief Operating Officer, Chief Investment Officer and Chief Financial Officer of REIT and a competent and experienced director or officer, as applicable, shall not be approved by the Majority Lenders within six (6) months of such event, which approval the Majority Lenders shall not unreasonably withhold, condition or delay; or

(g) (i) the Borrower shall no longer be managed and advised by Advisor, or (ii) the Advisor shall no longer be directly or indirectly majority owned and controlled by the owners of the Advisor as of the date of this Agreement, or (iii) any two of John Carter, Lisa Drummond, Todd Sakow and Michael Seton shall cease to be active on a daily basis in the management of the Advisor and a competent and experienced executive shall not be approved by the Majority Lenders within six (6) months of such event, which approval the Majority Lenders shall not unreasonably withhold, condition or delay.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

CMS. The U.S. Centers for Medicare and Medicaid Services.

Code. The Internal Revenue Code of 1986, as amended.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower as the same may be changed from time to time in accordance with the terms of this Agreement.

Commitment Increase. An increase in the Total Commitment to not more than $300,000,000.00 pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate. See §7.4(c).

CON. A certificate of need or similar certificate, license or approval issued by the State Regulator for the Unencumbered Pool Properties.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT, the Borrower and their respective Subsidiaries for such period determined on a Consolidated basis plus (without duplication) such Person’s Equity Percentage of EBITDA of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries for such period.

Consolidated Fixed Charges. On any date of determination, the sum of (a) Consolidated Interest Expense for the period of two (2) fiscal quarters most recently ended annualized (both expensed and capitalized), plus (b) all of the principal due and payable and principal paid with respect to Indebtedness of REIT, the Borrower and their respective Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full and any voluntary full or partial prepayments prior to stated maturity thereof, plus (c) all Preferred Distributions paid during such period, plus (d) the principal payment on any Capital Lease Obligations. Such Person’s Equity Percentage in the fixed charges referred to above of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Fixed Charges.

Consolidated Interest Expense. On any date of determination, without duplication, (a) total Interest Expense of REIT, the Borrower and their respective Subsidiaries determined on a Consolidated basis in accordance with GAAP for the period of two (2) fiscal quarters most recently ended annualized, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of REIT, the Borrower and their respective Subsidiaries determined on a Consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries.

Consolidated Total Unsecured Debt. As of any date of determination, all Unsecured Debt of REIT and its Subsidiaries determined on a consolidated basis and shall include (without duplication) such Person’s Equity Percentage of the Unsecured Debt of its Unconsolidated Affiliates.

Contribution Agreement. That certain Contribution Agreement dated as of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Co-Syndication Agent. Each of (i) Bank of America, N.A., a national banking association, but only in the event that Bank of America, N.A. is a Lender, (ii) Fifth Third Bank, an Ohio corporation, but only in the event Fifth Third Bank is a Lender, and (iii) SunTrust Bank, a Georgia state banking corporation, but only in the event that SunTrust Bank is a Lender.

Data Center Asset. Highly specialized, secure single or multi-tenant facilities used in whole or in substantial part for housing a large number of computer servers and the key infrastructure, including generators and heating, ventilation and air conditioning, or HVAC systems, necessary to power and cool the servers and ancillary office and storage space related thereto.

Data Center Lease. Any Leases of all or any portion of a Data Center Property.

Data Center Properties. Any of the Unencumbered Pool Properties that is a Data Center Asset.

Data Center Properties Capital Reserve. For any period and with respect to any of the Data Center Properties, an amount equal to $0.25 multiplied by the Net Rentable Area of the Data Center Properties owned at the end of the applicable reporting period.

Debt Offering. The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.

Default. See §12.1.

Default Rate. See §4.11.

Defaulting Lender. Any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless (i) such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, or (ii) such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b)(i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (b), such failure is subject to a good faith dispute, (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority (including any agency, instrumentality, regulatory body, central bank or other authority) so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Chatham Financial, the Agent or any Lender).

Development Property. Any Real Estate owned or acquired by Borrower or its Subsidiaries and on which (i) such Person is pursuing construction of one or more buildings for use as a Medical Asset or a Data Center Asset and for which construction is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower or its Subsidiaries, or (ii) remains less than eighty-five percent (85%) leased (based on Net Rentable Area); provided that any Real Estate will no longer be considered to be a Development Property at the date on which all improvements related to the development of such Development Property have been substantially completed (excluding tenants improvements) for twelve (12) months.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend or distribution (including, without limitation dividend reinvestments) payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT, the Borrower or any of their respective Subsidiaries now or hereafter outstanding. Distributions from any Subsidiary of Borrower to Borrower or REIT shall be excluded from this definition.

Dividend Reinvestment Proceeds. All dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

Documentation Agent. Capital One, National Association, a national banking association, but only in the event that Capital One, National Association is a Lender.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.

EBITDA. With respect to REIT and its Subsidiaries for any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, in accordance with GAAP, exclusive of the following (but only to the extent included in determination of such Net Income (Loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates as provided below. With respect to Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries, EBITDA attributable to such entities shall be excluded but EBITDA shall include a Person’s Equity Percentage of Net Income (or Loss) from such Unconsolidated Affiliates or such Subsidiary of Borrower that is not a Wholly Owned Subsidiary plus its Equity Percentage of (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) Acquisition Closing Costs and extraordinary or non-recurring gains and losses (including, without limitation, gains and losses on the sale of assets) and income and expense allocated to minority owners; and (v) other non-cash items to the extent not actually paid as a cash expense.

EBITDAR. The Tenant EBITDA of a Medical Property plus all base rent and additional rent due and payable by such tenants during the applicable period calculated either on an individual Medical Property or consolidated basis as determined by Agent.

Eligible Real Estate. Real Estate which at all times satisfies the following requirements:

(a) which is wholly-owned in fee (or leased under a ground lease with at least thirty (30) years remaining on its term and otherwise acceptable to the Agent in its sole discretion) by the Borrower or a Subsidiary Guarantor;

(b) which is located within the contiguous 48 States of the continental United States or the District of Columbia;

(c) which is improved by an income-producing Data Center Asset or Medical Asset ( for the avoidance of doubt, Eligible Real Estate shall not include Land Assets, Mortgage Note Receivables or Development Properties);

(d) which all improvements related to the development of the Data Center Asset or Medical Asset have been substantially completed (excluding tenant improvements) for twelve (12) months;

(e) as to which all of the representations set forth in §6 of this Agreement concerning Unencumbered Pool Properties are true and correct;

(f) which shall have an initial lease term of at least seven (7) years remaining (if multi-tenant, then taking into account all Leases, an initial weighted average lease term of at least seven (7) years remaining) at the time of inclusion of such Real Estate in the Unencumbered Pool (other than Stonegate Center);

(g) at the time of the inclusion of any Medical Asset in the Unencumbered Pool, all Operators in such proposed Unencumbered Pool Property shall have a ratio of (a) EBITDAR to (b) all base rent and additional rent due and payable by a tenant under any lease of a building and/or real estate during the previous twelve (12) calendar months, of not less than (1) 1.25 to 1.00 for any medical office building, and (2) 1.30 to 1.00 for any other type of Medical Asset, unless otherwise approved by Agent and the Documentation Agent in their sole discretion;

(h) on an ongoing basis for any Unencumbered Pool Property that is a Medical Asset (other than Stonegate Center) and only to the extent the financial information of the Operator is reasonably available to Borrower, all Operators shall have a ratio of (a) EBITDAR to (b) all base rent and additional rent due and payable by a tenant under any lease of a building and/or real estate during the previous twelve (12) calendar months, of not less than (1) 1.00 to 1.00, unless otherwise approved by Agent and the Documentation Agent in their sole discretion;

(i) as to which (A) such proposed Unencumbered Pool Property shall be in compliance in all material respects with all applicable Healthcare Laws, (B) the Borrower, Subsidiary Guarantor or Operator have all Primary Licenses, Permits and other Governmental Approvals necessary to own and operate such proposed Unencumbered Pool Property, and (C) the Operators of such proposed Unencumbered Pool Property shall be in material compliance with all requirements necessary for participation in any Medicare or Medicaid or other Third-Party Payor Programs to the extent they participate in such programs;

(j) as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate in the Unencumbered Pool; and

(k) no tenant which leases ninety percent (90%) or more of the Net Rentable Area of such Real Estate (i) is in default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, or (ii) is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding; and

(l) as to which, notwithstanding anything to the contrary contained herein, the Agent and the Documentation Agent have approved for inclusion in the Unencumbered Pool.

Eligible Real Estate Qualification Documents. See Schedule 5.3 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. Any agreement or restriction pertaining to any Mold Condition or any federal, state or local statute, regulation, ordinance, code, rule, regulation or rule of common law or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, Mold, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes and their state and local equivalents, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as are applicable and as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Equity Interests. With respect to any Person, (i) any share of capital stock of (or other ownership or profit interests in) such Person; (ii) any warrant, option or other right for the purchase or other acquisition from such Person of (a) any share of capital stock of (or other ownership or profit interests in) such Person, or (b) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination; and (iii) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by the REIT, Borrower or any of its Subsidiaries or REIT of any equity securities of such Person (other than equity securities issued to Borrower, REIT or any one or more of their Subsidiaries in their respective Subsidiaries).

Equity Percentage. The aggregate ownership percentage of REIT, the Borrower or their respective Subsidiaries in each Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary, which shall be calculated as the greater of (a) the REIT’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate or such Subsidiary, as applicable, as set forth in the Unconsolidated Affiliate’s or such Subsidiary’s organizational documents, as applicable, and (b) the REIT’s direct or indirect economic ownership interest in the Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary, as applicable, reflecting the REIT’s current allocable share of income and expenses of the Unconsolidated Affiliate or such Subsidiary, as applicable.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidance issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under §414 of the Code or §4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which Borrower, a Guarantor or an ERISA Affiliate could have liability under §4062(e) or §4063 of ERISA.

Event of Default. See §12.1.

Excluded FATCA Tax. Any tax, assessment or other governmental charge imposed on a Lender under FATCA, to the extent applicable to the transactions contemplated by this Agreement, that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the requirements of FATCA.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application of official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Subsidiary. Any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Debt or (ii) a provision of such Subsidiary’s organizational documents, as a condition to the extension of such Secured Debt.

FATCA. Sections 1471 through 1474 of the Internal Revenue Code.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Funds from Operations. With respect to any Person for any period, an amount equal to (a) the Net Income (or Loss) of such Person computed in accordance with GAAP, calculated without regard to (i) gains (or losses) from debt restructuring and sales of property during such period, and (ii) charges for impairment of real estate, plus (b) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, plus (c) Acquisition Closing Costs during such period (which amount, commencing April 1, 2013 and continuing thereafter, shall not exceed fifteen percent (15%) of Funds from Operations for the most recently ended four (4) quarter fiscal period), all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for Unconsolidated Affiliates and joint ventures will be calculated to reflect funds from operations on the same basis. Funds from Operations shall be reported in accordance with NAREIT policies.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Governmental Authority. Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Asset Value. On a consolidated basis for REIT and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(a) with respect to Unencumbered Pool Properties, the lowest of (1) the Property Cost of the Real Estate plus the Acquisition Closing Costs of such Real Estate, or (2) the aggregate Appraised Value of the Real Estate, plus

(b) with respect to any Real Estate which is not an Unencumbered Pool Property, the Property Cost plus the Acquisition Closing Costs of such Real Estate; plus

(c) the book value determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus

(d) the book value determined in accordance with GAAP of all Land Assets of Borrower and its Subsidiaries, plus

(e) the book value determined in accordance with GAAP of all Mortgage Note Receivables, plus

(f) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset

Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Medical Asset or Data Center Asset. Gross Asset Value will be adjusted to include an amount equal to Borrower or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary.

Ground Lease. Any ground lease approved by Agent pursuant to which a Borrower or a Subsidiary Guarantor leases an Unencumbered Pool Property.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, REIT, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.

Guaranty. The Unconditional Guaranty of Payment and Performance dated as of even date herewith made by REIT, the Subsidiary Guarantors and each Additional Guarantor in favor of the Agent and the Lenders, as the same may be further modified, amended, restated or ratified, such Guaranty to be in form and substance satisfactory to the Agent.

Hazardous Substances. “Hazardous Substances” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, toxic substances, oil, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(a) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder;

(b) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(c) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(d) “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Healthcare Investigations. Any inquiries, investigations, probes, audits or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrower, a Subsidiary Guarantor or any Operator (including, without limitation, inquiries involving the Comprehensive Error Rate Testing and any inquiries, investigations, probes, audit or procedures initiated by any Fiscal Intermediary/Medicare Administrator Contractor, Medicaid Integrity Contractor, Recovery Audit Contractor, Program Safeguard Contractor, Zone Program Integrity Contractor, Attorney General, Office of Inspector General, Department of Justice, the CMS or similar governmental agencies or contractors for such agencies).

Healthcare Laws. All applicable state and federal statutes, codes, ordinances, orders, rules, regulations, and guidance relating to patient healthcare and/or patient healthcare information, including, without limitation, HIPAA, the Health Information Technology for Economic Clinical Health Act provisions of the American Recovery and Investment Act of 2009 and the respective rules and regulations promulgated thereunder, and all other applicable state and federal laws regarding the privacy and security of protected health information and other confidential patient information; the establishment, construction, ownership, operation, licensure, use or occupancy of the Unencumbered Pool Properties or any part thereof as a healthcare facility, as the case may be, and all conditions of participation pursuant to Medicare and/or Medicaid certification; fraud and abuse, including without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”, 31 U.S.C. Section 3729-33, and the “False Claims Act”.

Hedge Obligations. All obligations of Borrower to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

HIPAA Compliance Date. See §7.15(b).

HIPAA Compliance Plan. See §7.15(b).

HIPAA Compliant. See §7.15(b).

Implied Debt Service Coverage Amount. At any time determined by Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a twenty-five (25) year period a loan amount equal to the aggregate principal balance of all Unsecured Debt (including the Loans) calculated using a per annum interest rate equal to the greatest of (i) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus three hundred (300) basis points (3.0%), (ii) six and one-half percent (6.5%), and (iii) LIBOR for an Interest Period of one (1) month plus the Applicable Margin as of the end of the most recent calendar quarter. The determination of the Implied Debt Service Coverage Amount and the components thereof by the Agent shall, so long as the same shall be determined in good faith, be conclusive and binding absent demonstrable error until such time as Borrower delivers the Compliance Certificate as required by Section 7.4(c).

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied solely by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries) of any Unconsolidated Affiliate of such Person and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.

Initial Unencumbered Pool Properties. The Initial Unencumbered Pool Properties shall include only those properties listed on Schedule 1.3.

Insurer. Any non-individual Person, other than a Governmental Authority, located in the United States which, in the ordinary course of its business or activities, agrees to pay for healthcare goods and services received by individuals, including, without limitation, a commercial insurance company, a nonprofit insurance company (such as a Blue Cross/Blue Shield entity), an employer or union who self-insures for employee or member health insurance, an HMO and a PPO. “Insurer” shall include insurance companies issuing health, personal injury, workmen’s compensation or other types of insurance.

Interest Expense. On any date of determination, with respect to REIT, the Borrower and their respective Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of the REIT and its Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Derivatives Contracts), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the REIT’s Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries. Interest Expense shall not include non-cash interest expense, but includes capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the Borrower.

Interest Payment Date. As to each Loan, the first (1st) day of each calendar month during the term of such Loan.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or, to the extent available from all Lenders, six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, or (iii) operating Leases (of real or personal property) entered into by such Person in the ordinary course of business as a lessee. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) shall be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to the Guaranty, and the Contribution Agreement, to be executed and delivered pursuant to §5.4 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit E hereto.

Joint Lead Arrangers and Bookrunners. As defined in the preamble hereto.

KCM. KeyBanc Capital Markets, Inc.

KeyBank. As defined in the preamble hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease(s). Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Lease Summaries. Summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Agent.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18),

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown in Reuters Screen LIBOR 01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. The Term Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Guaranty, the Joinder Agreements, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan Request. See §2.7.

Loan and Loans. An individual Term Loan or the aggregate Term Loans in the maximum principal amount of ONE HUNDRED THIRTY-FIVE MILLION AND NO/100 DOLLARS ($135,000,000.00) (subject to increase in §2.11) to be made by the Lenders hereunder. All Loans shall be made in Dollars.

Majority Lenders. As of any date, any Lenders, whose aggregate Commitment Percentage is equal to or greater than fifty percent (50%) of the Total Commitment; provided, that (i) at all times when two (2) or more Lenders are party to this Agreement, the term “Majority Lenders” shall in no event mean less than two (2) Lenders, and (ii) in determining said percentage at any given time, all the existing Lenders that are Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Management Agreements. Agreements to which any Person that owns an Unencumbered Pool Property is a party, whether written or oral, providing for the management of the Unencumbered Pool Properties or any of them.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of REIT, the Borrower and their respective Subsidiaries considered as a whole; (b) the ability of REIT, the Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the rights or remedies of Agent or the Lenders thereunder.

Material Contract. Collectively, (i) each contract (excluding purchase and sale contracts for Real Estate) to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of Three Million and No/100 Dollars ($3,000,000.00) or more, and (ii) each Management Agreement.

Material Subsidiary. Any Subsidiary of the Borrower that owns Real Estate and is not an Excluded Subsidiary.

Maturity Date. August 21, 2020 or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Medicaid. The medical assistance program established by Title XIX of the Social Security Act, 42 U.S.C. Sections 1396 et seq., and any statutes succeeding thereto.

Medical Asset. Single or multi-tenant facilities consisting of medical office buildings, specialty hospitals, long-term acute care hospitals (LTACs), acute care hospitals, ambulatory surgery centers, diagnostic centers, health and wellness centers, integrated medical facilities, large physician clinics, imaging centers and senior housing facilities (memory care facilities, assisted living facilities, independent living facilities) and skilled nursing facilities.

Medical Properties. Any of the Unencumbered Pool Properties that is a Medical Asset.

Medical Properties Capital Reserve. For any period and with respect to any of the Medical Properties, an amount equal to the sum of (i) $1,500 per bed for specialty hospitals, long-term acute care hospitals (LTACs) and acute care hospitals, plus (ii) $0.50 multiplied by the Net Rentable Areas of the Medical Properties consisting of medical office buildings, plus (iii) $0.75 multiplied by the Net Rentable Areas of the Medical Properties consisting of ambulatory surgery centers, diagnostic centers, integrated medical facilities, physicians clinics, memory care facilities and health and wellness centers, plus (iv) $350 per bed for assisted living facilities and independent living facilities, plus (v) $500 per bed for skilled nursing facilities.

Medical Property Lease. Any Leases of all or portion of a Medical Property.

Medicare. The health insurance program established by Title XVIII of the Social Security Act, 42 U.S.C. Sections 1395 et seq., and any statutes succeeding thereto.

Mold. Surficial or airborne microbial constituents, regardless of genus, species, or whether commonly referred to as mildew, mold, mold spores, fungi, bacteria or similar description.

Mold Condition. The growth or existence of Mold, in such condition, location or quantity as would, individually or in the aggregate, pursuant to applicable Environmental Law or commercially reasonable industry standards, have a material adverse effect on (i) human health or the environment, or (ii) the value or condition of the Real Estate.

Moody’s. Moody’s Investor Service, Inc.

Mortgage Note Receivables. Mortgage and notes receivable and other promissory notes, including interest payments thereunder, in favor of, or payable to, the Borrower or any Subsidiary which are in, or made by, or payable by, any Person (other than the Borrower or its Subsidiaries) that are secured by (a) a mortgage loan on a Data Center Asset or Medical Asset or (b) a pledge of the equity interest in any entity which directly or indirectly (through the ownership of equity interests in one or more entities) owns an equity interest in an entity that owns a Data Center Asset or a Medical Asset.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by the Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by the Borrower or such Subsidiary or REIT in connection therewith. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary as a result of an investment by a joint venture partner or any Dividend Reinvestment Proceeds.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements, and service and other income for such Real Estate for such period received in the ordinary course of business from tenants or licensees in occupancy paying rent (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ or licensees’ obligations for rent and any non-recurring fees, charges or amounts including, without limitation, set-up fees and termination fees) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of REIT and its Subsidiaries, any property management fees and non recurring charges), minus (c) the greater of (i) actual property management expenses of such Real Estate, or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate excluding straight line leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141R, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants or licensees in default of payment or other material obligations under their lease, or with respect to leases as to which the tenant or licensee or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding.

Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or other improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single

Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Term Loan Notes.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Occupancy Rate. With respect to any Eligible Real Estate included in the calculation of the Unencumbered Pool Availability, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Eligible Real Estate actually occupied by tenants that are (i) conducting business operations therein (subject to the last sentence of this definition) which are recognized businesses separate and distinct from those of the Borrower, the Guarantors or any of their respective Subsidiaries and (ii) paying rent (or subject to a specified free rent period provided for under the applicable lease) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Eligible Real Estate. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy, and to be conducting business operations in, Eligible Real Estate (i) notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or (ii) if it is otherwise scheduled to be open for business within some specified period. For purposes of determining compliance with §7.16, the aggregate Occupancy Rate shall be computed on an aggregated basis for all Unencumbered Pool Properties, consistent with the provisions for determining the Occupancy Rate for any individual Unencumbered Pool Property as set forth above.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT, the Borrower or any of their respective Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Operator(s). The manager of an Unencumbered Pool Property, the tenant under a Medical Lease, the property sublessee and/or the operator under any Operators’ Agreement, approved by Agent as required by this Agreement and any successor to such Operator approved by Agent as required by this Agreement. If, with respect to any Unencumbered Pool Property, there exists a property manager, a tenant under a Medical Lease and a property sublessee, or any combination thereof, then “Operator” shall refer to all such entities, collectively and individually as applicable and as the context may require.

Operators’ Agreements. Collectively, a property management agreement, Medical Lease and/or other similar agreement regarding the management and operation of the Unencumbered Pool Properties between Borrower or a Subsidiary Guarantor, on the one hand, and a tenant under a Medical Lease or property manager, on the other hand.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Equity Investments. Investments in the Equity Interests of any Persons that are not Unconsolidated Affiliates or Wholly Owned Subsidiaries, provided that such Person’s primary business is the ownership, operation and development of Data Center Assets or Medical Assets.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Unencumbered Pool Property. Any property of the Borrower or a Wholly Owned Subsidiary which is not at the time included in the Unencumbered Pool and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Agent and the Documentation Agent and compliance with requirements of §7.16.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by the Borrower or any of its Subsidiaries or REIT. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Primary Licenses. With respect to any Unencumbered Pool Property or Person operating all or a portion of such Unencumbered Pool Property, as the case may be, the CON, permit or license to operate as a medical office, acute surgery center, long-term care center, hospital or other health care facility, as the case may be, and each Medicaid/Medicare/TRICARE provider agreement, if applicable.

Property Cost. With respect to any Real Estate, the actual purchase price paid at the acquisition closing (excluding prorations) of such Real Estate.

Property Manager. Carter Validus Real Estate Management Services, LLC, a Delaware limited liability company, or another qualified management company approved by Agent, such approval not to be unreasonably withheld.

Real Estate. All real property, including, without limitation, the Unencumbered Pool Properties, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT, the Borrower or any of their respective Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT, the Borrower or any of their respective Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto.

Register. See §18.2.

REIT. Carter Validus Mission Critical REIT, Inc. a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in compliance with all Environmental Laws) of Hazardous Substances.

Rent Roll. A report prepared by the Borrower showing for all Real Estate, including, without limitation, each Unencumbered Pool Property, owned or leased by the Borrower or its Subsidiaries, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to REIT, the Borrower or any of their respective Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness (including any Non-Recourse Indebtedness) of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

S&P. Standard & Poor’s Ratings Group.

Stabilized Property. A completed project on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant/licensee improvements) for twelve (12) months, or which the Net Rentable Area of such Real Estate is at least eighty-five percent (85.0%) leased. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

State Regulator. See §7.10.

Stonegate Center. The Real Estate located at 2501 W. William Cannon Dr., Buildings 3, 4 and 5, Austin, Texas 78745.

Subordination of Advisory Agreement. The Subordination of Advisory Agreement dated as of the date hereof and entered into between Borrower, REIT and the Advisor evidencing the subordination of the advisory fees payable by REIT to the Advisor to the Obligations, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Initially, those Persons described on Schedule 1.2 hereto and each Additional Guarantor. Upon any Additional Guarantor becoming a Subsidiary Guarantor or upon the release of a Subsidiary Guarantor in accordance with the terms of this Agreement, Agent may unilaterally amend Schedule 1.2.

Tenant EBITDA. For any period, an amount equal to (a) net income determined in accordance with GAAP, plus (b) the sum of the following to the extent deducted in the calculation of net income: (i) interest expenses; (ii) income taxes; (iii) depreciation; (iv) amortization and (v) for any senior housing facilities (memory care facilities, assisted living facilities, independent living facilities), and skilled nursing facilities, the actual property management expenses of such Medical Asset, minus (c) for any senior housing facilities (memory care facilities, assisted living facilities, independent living facilities), and skilled nursing facilities, an amount equal to the greater of (i) actual property management expenses of such Medical Asset, or (ii) five percent (5.0%) of the gross revenues from such Medical Asset, minus (d) the applicable capital reserve for such type of Medical Asset contemplated by subparts (i)-(iv) within the definition of “Medical Properties Capital Reserve” in §1.1 of this Agreement.

Term Loan or Term Loans. An individual Term Loan or the aggregate Term Loans, as the case may be, in the maximum principal amount of ONE HUNDRED THIRTY-FIVE MILLION AND NO/100 DOLLARS ($135,000,000.00) (subject to increase as provided in §2.11) made by the Lenders hereunder.

Term Loan Note. A promissory note made by the Borrower in favor of a Lender in the principal face amount equal to such Lender’s Commitment, in substantially the form of Exhibit A hereto.

Third Party Payor Programs. Any participation or provider agreements with any third party payor, including Medicare, Medicaid, TRICARE and any Insurer, and any other private commercial insurance managed care and employee assistance program, to which Borrower, any Subsidiary Guarantor or any Operator may be subject with respect to any Unencumbered Pool Property.

Titled Agents. The Joint Lead Arrangers and Bookrunners and any syndication or documentation agent.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is One Hundred Thirty-Five Million and No/100 Dollars ($135,000,000.00). The Total Commitment may increase in accordance with §2.11.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unencumbered Pool. All of the Unencumbered Pool Properties.

Unencumbered Pool Actual Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Unencumbered Pool, divided by the Actual Debt Service Amount.

Unencumbered Pool Availability. The Unencumbered Pool Availability shall be the amount which is the lowest of (a) the maximum principal amount of Loans, which when added to all Unsecured Debt other than the Loans, would not cause the Consolidated Total Unsecured Debt to be greater than fifty percent (50.0%) of the Unencumbered Pool Value, (b) the maximum principal amount of Loans, which when added to all Unsecured Debt other than the Loans, would not cause the Unencumbered Pool Implied Debt Service Coverage Ratio to be less than 1.50 to 1.00, and (c) the maximum principal amount of Loans, which when added to all Unsecured Debt other than the Loans, would not cause the Unencumbered Pool Debt Yield to be less than thirteen and one-half percent (13.5%).

Unencumbered Pool Certificate. See §7.4(c).

Unencumbered Pool Debt Yield. The quotient of (a) Adjusted Net Operating Income from the Unencumbered Pool divided by (b) Consolidated Total Unsecured Debt, expressed as a percentage.

Unencumbered Pool Implied Debt Service Coverage Ratio. The ratio of Adjusted Net Operating Income from the Unencumbered Pool, divided by the Implied Debt Service Coverage Amount.

Unencumbered Pool Property(ies). Eligible Real Estate which satisfies all the conditions set forth in §7.16 or which has been included in the calculation of the Unencumbered Pool Availability pursuant to §7.16(b). The Initial Unencumbered Pool Properties are described on Schedule 1.3 hereto.

Unencumbered Pool Value. As of the date of determination, without duplication, the lesser of the following amounts determined individually for each Unencumbered Pool Property: (a) the Appraised Value of such Unencumbered Pool Property, and (b) the sum of the Property Costs and Acquisition Closing Costs of such Unencumbered Pool Property. The aggregate Unencumbered Pool Value for all Unencumbered Pool Properties shall be the sum of such calculations for all of the Unencumbered Pool Properties; provided, however, in the event that an adverse change occurs with respect to a material tenant(s) (individually or in the aggregate) at an Unencumbered Pool Property (e.g., amendment to a lease without Agent’s prior written consent, lease termination, default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, assignment or sublease of a material portion of the space without Agent’s prior written consent), then for the purposes of the covenant calculations, at the Borrower’s election, the Unencumbered Pool Property will immediately after the end of such 75-day period be valued at either (i) zero (0), or (ii) the current Appraised Value as determined by an updated Appraisal acceptable to the Agent. Additionally, if performance of the Unencumbered Pool Property improves or the adverse change is otherwise cured to Agent’s reasonable satisfaction, then the Borrower will have the right to obtain a new Appraisal acceptable to the Agent. Once the new Appraisal is accepted by Agent, then the value of the Unencumbered Pool Property shall be updated for purposes of this Agreement. Notwithstanding the foregoing, no more than sixty percent (60.0%) of the aggregate Unencumbered Pool Value for all Unencumbered Pool Properties shall be attributable to Medical Assets (and any excess shall be excluded from the Unencumbered Pool Value) to and including August 21, 2016, and fifty-five percent (55.0%) thereafter. This definition of “Unencumbered Pool Value” may only be modified or waived with the prior written consent of the Agent, the Documentation Agent, any Co-Syndication Agent and the Majority Lenders.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

Unsecured Debt. Indebtedness of REIT, the Borrower and their respective Subsidiaries outstanding at any time which is not Secured Debt.

Wholly Owned Subsidiary. As to the Borrower, any Subsidiary of Borrower that is directly or indirectly owned 100% by the Borrower.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include,” “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof

(m) To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in Sections §2.12(a)(iv), §2.13(c)(iii), §5.3(e), §10.9 and §11.2 shall not apply solely with respect to any such representations and warranties.

§2.	THE CREDIT FACILITY.

§2.1 [Intentionally Omitted].

§2.2 Commitment to Lend Term Loan. Subject to the terms and conditions of this Agreement, each of the Lenders severally agrees to lend to the Borrower on the Closing Date such Lender’s Commitment. The Term Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto, dated of even date with this Agreement (except as otherwise provided in §2.11 or §18.3) and completed with appropriate insertions. One Term Loan Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment.

§2.3 [Intentionally Omitted].

§2.4 [Intentionally Omitted].

§2.5 [Intentionally Omitted].

§2.6 Interest on Loans.

(a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or is converted to a LIBOR Rate Loan at a rate per annum equal to the sum of the Applicable Margin for Base Rate Loans plus the Base Rate.

(b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

(c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.7 [Intentionally Omitted.]

§2.8 Funds for Loans.

(a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Term Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.2. Upon receipt from each such Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Term Loans made available to the Agent by the Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date, or on the Effective Date with respect to any Term Loans, the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

(b) Unless the Agent shall have been notified by any Lender prior to the Effective Date or any Increase Date with respect to any Term Loans, that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.9 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease, (c) tenant improvements and leasing commissions with respect to the Real Estate, (d) repayment of Indebtedness, (e) capital expenditures with respect to the Real Estate, and (f) general corporate and working capital purposes.

§2.10 [Intentionally Omitted].

§2.11 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the date that is one (1) year prior to the Maturity Date to request an increase in the Total Commitment by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00 and increments of $1,000,000.00 in excess thereof, and the Total Commitment shall not exceed $300,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Commitment. If the Borrower agrees to pay the facility fees so determined, the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and KCM, shall determine in their sole discretion. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase that is requested by the Borrower, then the Agent, KCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM, and the Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Term Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Term Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Term Loans. On any Commitment Increase Date, those Lenders whose Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Term Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Term Loan Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s Term Loan Note shall equal its Commitment. The Agent shall deliver such replacement Term Loan Notes to the respective Lenders in exchange for the Term Loan Notes replaced thereby which shall be surrendered by such Lenders. Such new Term Loan Notes shall provide that they are replacements for the surrendered Term Loan Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Term Loan Notes. In connection therewith, the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Term Loan Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Term Loan Notes shall be canceled and returned to the Borrower.

(d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrower shall pay to KCM such facility fees as KCM and the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrower and Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower or the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Commitment is increased, both immediately before and after the Commitment is increased; and

(iv) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require in its sole and absolute discretion (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase) and the Borrower shall pay the cost of any title commitment or report or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar fees, taxes or expenses which are required to be paid in connection with such increase;

(v) Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.

§2.12 [Intentionally Omitted].

§2.13 Defaulting Lenders.

(a) If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Lenders, or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

(b) Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Majority Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitments of a

Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c) [Intentionally Omitted.]

(d) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, [Reserved]; third, [Reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement; sixth, to the payment of any amounts owing to the Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and such Loans were made at a time when the conditions set forth in §10 and §11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Loans of, all Non-Defaulting Lenders on a pro rata basis until such time as all Loans are held by the Lenders pro rata in accordance with their Commitment Percentages without regard to §2.13(c), prior to being applied to the payment of any Loans of, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loan, shall not be considered outstanding principal under this Agreement.

(e) [Intentionally Omitted.]

(f) [Intentionally Omitted.]

(g) If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitments (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

§3.	REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loan Outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. If at any time (i) the sum of the aggregate outstanding principal amount of the Term Loans exceeds the lesser of (A) the Total Commitment or (B) the Unencumbered Pool Availability minus the principal amount of the Outstanding Term Loans and all other Unsecured Debt, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7.

§3.3 Optional Prepayments.

(a) [Intentionally Omitted.]

(b) The Borrower shall have the right, at its election, to prepay the outstanding amount of the Term Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(c) The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $500,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans.

§3.5 [Intentionally Omitted.]

§4.	CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrower may elect from time to time to convert any of its outstanding Term Loans to a Term Loan of another Type and such Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $250,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than two (2) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan or a Base Rate Loan in a principal amount of less than $1,000,000.00, or a LIBOR Rate Loan or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $250,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically converted at the end of the applicable Interest Period to a Base Rate Loan.

§4.2 Fees. The Borrower agrees to pay to KeyBank and the Joint Lead Arrangers and Bookrunners for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated as of July 31, 2015 between the Borrower, KeyBank, the Joint Lead Arrangers and Bookrunners and certain other parties thereto (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances. The Borrower agrees and acknowledges that no proceeds of the Loans will be used to pay any arrangement fees, and Borrower will pay for such fees out of pocket.

§4.3 Funds for Payments.

(a) All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender and any Excluded FATCA Tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Agent may withhold from any payments to be made to such Lender under any of the Loan Documents such amounts as are required by the Code. If any Governmental Authority asserts that the Agent or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent and/or Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent or by the Borrower (as to Borrower, with respect to Excluded FATCA Taxes only) under this section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent and Borrower (as to Borrower, with respect to Excluded FATCA Taxes only). The obligation of the Lenders under this section shall survive the termination of the Commitments, repayment of all Obligations and all the resignation or replacement of the Agent. Without limitation of §4.3(b), if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting and document provision requirements of FATCA (including those contained in Section 1741(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by either, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and/or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.3(b). In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.3(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

§4.4 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.7 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.8 Additional Costs, Etc.. Notwithstanding anything herein to the contrary, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

§4.9 Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10 Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.11 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin plus five percent (5.0%) (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Borrower within ten (10) days of the date when due (or, in the case of amounts due at the Maturity Date, within fifteen (15) Business Days of such date).

§4.12 Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Borrower upon their written request.

§4.13 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9, then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.8 or §4.9 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, the Borrower shall have the one-time right as to such Affected Lender, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice, to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.	UNENCUMBERED POOL.

§5.1 Unsecured Obligations. The Lenders have agreed to make the Loans to the Borrower on an unsecured basis. Notwithstanding the foregoing, the Obligations shall be guaranteed pursuant to the terms of the Guaranty.

§5.2 Appraisals.

(a) The Agent may on behalf of the Lenders obtain current Appraisals of the Unencumbered Pool Properties as set forth in the definition of Unencumbered Pool Value. In any such case, said Appraisals will be ordered by Agent and reviewed and approved by the appraisal department of the Agent, in order to determine the current Appraised Value of the applicable Unencumbered Pool Properties, and the Borrower shall pay to Agent within ten (10) days of demand all reasonable costs of such Appraisals.

(b) Notwithstanding the provisions of §5.2(a), the Agent may obtain new Appraisals or an update to existing Appraisals with respect to the Unencumbered Pool Properties, or any of them, as the Agent shall determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, (ii) at any time following an Event of Default, (iii) if the Agent reasonably believes that there has been a material adverse change or deterioration with respect to any Unencumbered Pool Property, including, without limitation, a material change in the market in which any Unencumbered Pool Property is located, or (iv) so long as no Event of Default then exists, at the request of the Borrower in the event of any material construction or alterations to an Unencumbered Pool Property. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to Agent within fifteen (15) days of demand; provided the Borrower shall not be obligated to pay for an Appraisal of a Unencumbered Pool Property obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months.

(c) The Borrower acknowledges that the Agent has the right to approve any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.

§5.3 Initial Unencumbered Pool. As of the Closing Date, the parties hereto agree that the Real Estate identified on Schedule 1.3 are the Initial Unencumbered Pool Properties.

§5.4 Additional Guarantors. In the event that the Borrower shall request that certain Real Estate of a Wholly Owned Subsidiary of Borrower be included in the Unencumbered Pool and such Real Estate is approved for inclusion in the Unencumbered Pool in accordance with the terms hereof, the Borrower shall, as a condition to such Real Estate being included in the Unencumbered Pool, cause each such Wholly Owned Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder. In addition, in the event any Subsidiary of the Borrower shall constitute a Material Subsidiary, the Borrower shall promptly notify Agent and within sixty (60) calendar days execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. Each such Subsidiary Guarantor shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, the Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.5 Release of a Subsidiary Guarantor. The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (a) no Default or Event of Default shall then be in existence or would occur as a result of such release; (b) the Agent shall have received such written request at least ten (10) Business Days prior to the requested date of release (or such shorter period as may be acceptable to the Agent in its sole discretion), and a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.16 and §9; and (c) such Subsidiary Guarantor no longer owns any interest in an Unencumbered Pool Property or is no longer required to be a Subsidiary Guarantor pursuant to the terms of §5.4. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to REIT, which may only be released upon the written approval of Agent and all of the Lenders.

§6.	REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and commencing with the federal tax return of REIT to be filed no later than June 15, 2012 and thereafter has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where it is organized and where an Unencumbered Pool Property owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not, as of the date of execution and delivery thereof, require the approval or consent of any Person other than those already obtained and delivered to Agent.

(d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, in the appropriate records office with respect thereto, and filings after the date hereof of disclosures with the SEC, or as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.

§6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT, the Borrower and their respective Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course since that date) subject to no rights of others, including any mortgages, leases pursuant to which REIT, the Borrower or any of their respective Subsidiaries or any of their respective Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4 Financial Statements. The Borrower has furnished to Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial officer or chief accounting officer of REIT, (b) an unaudited statement of Net Operating Income for the period ending June 30, 2015 reasonably satisfactory in form to the Agent and certified by the chief financial officer or chief accounting officer of REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors, including, without limitation, the Unencumbered Pool Properties. The balance sheet and statements referred to in clauses (a) and (b) have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of REIT and its Subsidiaries as of such dates and the consolidated results of the operations of REIT and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in said financial statements and the related notes thereto.

§6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, prospects or business of REIT, the Borrower, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of REIT, the Borrower, their respective Subsidiaries or any of the Unencumbered Pool Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, prospects, operation or financial condition of REIT, the Borrower, their respective Subsidiaries, considered as a whole, or of any of the Unencumbered Pool Properties.

§6.6 Franchises, Patents, Copyrights, Etc.. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Except as set forth on Schedule 6.6 hereto with respect to any Unencumbered Pool Property, none of the Unencumbered Pool Properties is owned or operated by Borrower or its Subsidiaries under or by reference to any trademark, trade name, service mark or logo, and none of the trademarks, trade names, service marks or logos are registered or subject to any license or provision of law limiting their assignability or use except as specifically set forth on Schedule 6.6.

§6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor, any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, the Unencumbered Pool Properties, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries, individually or in the aggregate, in excess of $1,000,000.00, or against or affecting the Unencumbered Pool Property. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of Borrower, any Guarantor or any of their respective Subsidiaries or to Borrower or any Guarantor’s knowledge and operator of any Medical Property, is the subject of an audit by a Governmental Authority or, to Borrower’s or any Guarantor’s knowledge, any investigation or review by a Governmental Authority concerning the violation or possible violation of any Requirement of Law, including any Healthcare Law.

§6.8 No Material Adverse Contracts, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc.. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. Except as set forth on Schedule 6.10, there are no audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification number for REIT is 27-1550167 and for the Borrower is 27-5473842.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Intentionally Omitted.

§6.14 Intentionally Omitted.

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the assets of REIT, the Borrower or any of their respective Subsidiaries, including, without limitation, any Unencumbered Pool Property, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor, as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Unencumbered Pool Properties, (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s or Guarantor’s counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18 Place of Business. The principal place of business of the Borrower is 4890 W. Kennedy Boulevard, Suite 650 Tampa, Florida 33609.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. The Borrower has taken all commercially reasonable steps to investigate the past and present conditions and usage of the Real Estate and the operations conducted thereon and, except as specifically set forth (i) in the written environmental site assessment reports of an Environmental Engineer provided to the Agent (A) in the case of the Initial Unencumbered Pool Properties, as of the Closing Date, or (B) with respect to other Real Estate owned as of the date hereof, on or before the date hereof, or in the case of Real Estate (other than the Initial Unencumbered Pool Properties, if any) acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, or (ii) on Schedule 6.20, makes the following representations and warranties:

(a) None of the Borrower, the Guarantors or their respective Subsidiaries nor any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Unencumbered Pool Property.

(b) None of the Borrower, the Guarantors nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case (A) involves Real Estate (other than the Unencumbered Pool Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves a Unencumbered Pool Property.

(c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) there has been no past or present Release or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would have a material adverse effect on the value of such Real Estate or adjacent properties, which Release has had or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c) as to any Real Estate (other than the Unencumbered Pool) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).

(d) None of the Borrower, the Guarantors, their respective Subsidiaries nor the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.

(e) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Unencumbered Pool Properties) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or affecting a Unencumbered Pool Property.

(f) The Borrower has not received any written notice of any claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate (other than the Unencumbered Pool Properties) has had or could reasonably be expected to have a Material Adverse Effect, nor is there any basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of REIT and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.

§6.22 Leases. The Borrower has delivered to the Agent true copies of the Leases and any amendments thereto relating to each Unencumbered Pool Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. If required by Agent, an accurate and complete Rent Roll as of the date of inclusion of each Unencumbered Pool Property in the Unencumbered Pool with respect to all Leases of any portion of the Unencumbered Pool Property has been provided to the Agent. The Leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Unencumbered Pool Property and in the Building relating thereto. Except as reflected on such Rent Roll or on Schedule 6.22 no tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments, lease buy-outs or abatements or credits. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Unencumbered Pool Property in the Unencumbered Pool, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and, except as reflected in Schedule 6.22, neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrower, there is no basis for any such claim or notice of default by any tenant. Except as reflected in Schedule 6.22, no property, other than the Unencumbered Pool Property which is the subject of the applicable Lease, is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23 Property. Subject to Schedule 6.23 and the property condition reports for the Initial Unencumbered Pool Properties delivered to the Agent on or before the Closing Date, (i) all of the Unencumbered Pool Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, (ii) all of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and where such defects have not had and could not reasonably be expected to have a Material Adverse Effect, (iii) the Real Estate, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.23, Environmental Laws) except where a failure to so comply as to Real Estate other than the Unencumbered Pool Properties has not and could not reasonably be expected to have a Material Adverse Effect, and (iv) there are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Real Estate which are payable by the Borrower, any Guarantor or any of their respective Subsidiaries (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).

§6.24 Brokers. None of REIT, the Borrower nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of (i) the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor, and the Borrower has provided the Agent with such true, correct and complete copies thereof as Agent has requested.

§6.26 Solvency. As of the date of this Agreement and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.30 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.31 Representations and Warranties of Guarantors. Borrower has no knowledge that any of the representations or warranties of the Guarantors contained in any Loan Document are untrue or inaccurate in any material respect.

§6.32 OFAC. None of the Borrower or the Guarantors (i) is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action or (ii) is engaged (or will engage) in any dealings or transactions or otherwise be associated with such persons. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.33 Ground Lease.

(a) Each Ground Lease contains the entire agreement of the Borrower or the Subsidiary Guarantors and the applicable owner of the fee interest in such Unencumbered Pool Property (the “Fee Owner”), pertaining to the Unencumbered Pool Property covered thereby. The Borrower and the Subsidiary Guarantors have no estate, right, title or interest in or to the Unencumbered Pool Property except under and pursuant to the Ground Lease. The Borrower has delivered a true and correct copy of the Ground Lease to the Agent and the Ground Lease has not been modified, amended or assigned, with the exception of written instruments that have been recorded in the applicable real estate records.

(b) The applicable Fee Owner is the exclusive fee simple owner of the Unencumbered Pool Property, subject only to the Ground Lease and all Liens and other matters disclosed in the applicable title policy for such Unencumbered Pool Property subject to the Ground Lease, and the applicable Fee Owner is the sole owner of the lessor’s interest in the Ground Lease.

(c) There are no rights to terminate the Ground Lease other than the applicable Fee Owner’s right to terminate by reason of default, casualty, condemnation or other reasons, in each case as expressly set forth in the Ground Lease.

(d) Each Ground Lease is in full force and effect and, to Borrower’s knowledge, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Ground Lease (a “Ground Lease Default”) exists or has occurred on the part of a Borrower or a Subsidiary Guarantor or on the part of a Fee Owner under any Ground Lease. All base rent and additional rent, if any, due and payable under each Ground Lease has been paid through the date hereof and neither Borrower nor any Subsidiary Guarantor is required to pay any deferred or accrued rent after the date hereof under any Ground Lease. Neither Borrower nor a Subsidiary Guarantor has received any written notice that a Ground Lease Default has occurred or exists, or that any Fee Owner or any third party alleges the same to have occurred or exist.

(e) The Borrower or applicable Subsidiary Guarantor is the exclusive owner of the ground lessee’s interest under and pursuant to each Ground Lease and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease, except to Agent under the Loan Documents.

§6.34 Service Guarantees. Except as may be approved by Agent prior to inclusion of any Real Estate into the Unencumbered Pool as set forth in Schedule 6.34, as of the Closing Date, no tenant or licensee under any Data Center Lease has at any time during the operation of such Data Center Property been entitled to any free rent, partial rent, rebate of rent payments, credit, offset, deduction in rent or a termination right because of any failure by the Borrower or any Subsidiary Guarantor to provide special data center services to the tenants or licensees including, without limitation, internet service, electrical power, or humidity or temperature control. As of the date of inclusion of a Data Center Asset as a Unencumbered Pool Property, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or a Subsidiary Guarantor to any tenant or licensee has already been received by such tenant or licensee and all security deposits are being held in accordance with legal requirements.

§6.35 Healthcare Representations.

(a) Each Unencumbered Pool Property (i) is in conformance with all insurance, reimbursement and cost reporting requirements, (ii) for those Unencumbered Pool Properties where Operator is required by applicable laws to maintain a provider agreement pursuant to Medicare and/or Medicaid, said provider agreement is in full force and effect under Medicare and Medicaid, and (iii) is in compliance with all other applicable laws including without limitation (A) health and fire safety codes, including quality and safety standards, (B) those relating to the prevention of fraud and abuse, (C) government payment program requirements and disclosure of ownership and related information requirements, (D) requirements of applicable Governmental Authorities, including those relating to the Unencumbered Pool Properties’ physical structure, environment, quality and adequacy of medical care and licensing, and (E) those related to reimbursement for the type of care or services provided by Operators with respect to the Unencumbered Pool Properties. There is no existing, pending or to Borrower’s knowledge, threatened in writing, revocation, suspension, termination, probation, restriction, limitation, or nonrenewal proceeding by any third-party payor under a Third Party Payor Program, other than those which have been disclosed to Agent, if any.

(b) All Primary Licenses necessary for using and operating the Unencumbered Pool Properties are either held by, or will be held by Borrower, the applicable Subsidiary Guarantor, or the applicable Operator, as required under applicable laws, and are in full force and effect.

(c) Except as set forth on Schedule 6.35 hereof, to Borrower’s knowledge, with respect to any of the Unencumbered Pool Properties, there are no inquiries, investigations, probes, audits or proceedings by any Governmental Authority or notices thereof, or any other third party or any patient, employee or resident (including, but not limited to, whistleblower suits, or suits brought pursuant to federal or state “false claims acts” and Medicaid, Medicare or state fraud and/or abuse laws) that are reasonably likely directly or indirectly, or with the passage of time (i) to have a material adverse impact on Operators’ ability to accept and/or retain patients or residents or operate such Unencumbered Pool Property for its current use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients or residents, (ii) to modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Primary Licenses, (iii) to affect any Operator’s continued participation in the Medicaid or Medicare programs or any other Third-Party Payor Programs, or any successor programs thereto, at then current rate certifications, or (iv) to result in any material civil or criminal penalty or remedy, or (v) which could result in the appointment of a receiver.

(d) With respect to any Unencumbered Pool Property, except as set forth on Schedule 6.22, (i) there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws, (ii) no Unencumbered Pool Property has received a notice of violation at a level that under applicable laws requires the immediate or accelerated filing of a plan of corrections, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Unencumbered Pool Property, and (iii) to Borrower’s knowledge, no Operator currently has any violation, and no statement of charges or material deficiencies has been made or penalty enforcement action has been undertaken, in each case, that remains outstanding against any Unencumbered Pool Property, any Operator or against any officer, director, partner, member or stockholder of any Operator, by any Governmental Authority, and (iv) to Borrower’s knowledge, there have been no violations threatened in writing against any Unencumbered Pool Property’s, or any Operator’s, certification for participation in Medicare or Medicaid or the other Third-Party Payor Programs that remain open or unanswered that are, in each case of subclauses (i) through (iv), reasonably likely to result in a Material Adverse Effect.

(e) With respect to any Unencumbered Pool Property, there are no current, pending or outstanding Third-Party Payor Programs reimbursement audits, appeals or recoupment efforts actually pending at any Unencumbered Pool Property that would result in a Material Adverse Effect, and there are no years that are subject to an open audit in respect of any Third-Party Payor Program that would, in each case, have a Material Adverse Effect on Borrower, any Subsidiary Guarantor or Operator, other than customary audit rights pursuant to Medicare/Medicaid/TRICARE programs or other Insurer’s programs.

§6.36 Intellectual Property. The Borrower and the Guarantors own or have the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights, if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person

§6.37 Labor Matters. Except as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters; and (c) all payments due from Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Subsidiary

§6.38 Unencumbered Pool Properties. Each of the Unencumbered Pool Properties included by the Borrower in calculation of the compliance of the covenants set forth in §7.16 and §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7.	AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 4890 W. Kennedy Boulevard, Suite 650, Tampa, Florida 33609, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon thirty (30) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) except as may be required by GAAP or by law, make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4 Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a) (i) within fifteen (15) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited consolidated balance sheet of REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of REIT, on its behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm reasonably approved by Agent, and (ii) within a reasonable period of time following request therefor, any other information the Lenders may reasonably request to complete a financial analysis of REIT and its Subsidiaries;

(b) within fifteen (15) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of REIT and its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or chief accounting officer of REIT, on its behalf, that the information contained in such financial statements fairly presents the financial position of REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of REIT, on its behalf, in the form of Exhibit K hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §7.16, §8.1(h) and (i) and §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date. Borrower shall submit with the Compliance Certificate an Unencumbered Pool Certificate in the form of Exhibit J attached hereto (an “Unencumbered Pool Certificate”) pursuant to which the Borrower shall calculate the amount of the Unencumbered Pool Value and the Unencumbered Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Funds from Operations and Net Operating Income for such calendar quarter, including, without limitation, Net Operating Income for each of the Unencumbered Pool Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by the chief financial officer or chief accounting officer, on its behalf, that the information contained in such statement fairly presents the Funds from Operations and Net Operating Income, including, without limitation, the Net Operating Income of each of the Unencumbered Pool Properties, for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000.00 or more of the REIT and its Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Unencumbered Pool Properties and a summary thereof in form satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Unencumbered Pool Property during each calendar quarter (including the fourth calendar quarter in each year), (ii) an operating statement for each of the Unencumbered Pool Properties for each such calendar quarter and year to date and a consolidated operating statement for the Unencumbered Pool Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent) and (iii) evidence reasonably required by Agent to determine satisfaction with the requirement contained in paragraph (h) of the definition of “Eligible Real Estate” contained in §1.1;

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (i) listing the Real Estate owned by REIT, the Borrower and their respective Subsidiaries (or in which REIT, the Borrower or any of their respective Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, and (ii) listing the Indebtedness of REIT, the Borrower and their respective Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness;

(g) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of the Borrower or REIT;

(h) promptly following Agent’s request, after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower and REIT;

(i) promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which the Borrower or REIT shall file with the SEC;

(j) notice of any audits pending or threatened in writing with respect to any tax returns filed by the Borrower or REIT promptly following notice of such audit;

(k) evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Unencumbered Pool Properties following payment thereof;

(l) with respect to any Real Estate that is not an Unencumbered Pool Property, the most recent Appraisal of such Real Estate promptly upon finalization thereof;

(m) promptly upon receipt thereof, copies of any and all notices of default under any loan document securing or evidencing a mortgage loan made to the Borrower or any of its Subsidiaries secured by a Lien on Real Estate, if such mortgage loan (i) constitutes Recourse Indebtedness, (ii) constitutes Indebtedness and individually or in the aggregate has an outstanding principal balance in excess of $20,000,000.00, or (iii) has been accelerated;

(n) within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(o) [Intentionally Omitted.]

(p) from time to time such other financial data and information in the possession of REIT, the Borrower or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT, the Borrower or any of their respective Subsidiaries and any settlement discussions relating thereto (to the extent that disclosure of any such letters, litigation or investigation status or settlement discussions would not waive any applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any of its Subsidiaries) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, the Borrower shall deliver paper copies thereof to Agent and the Lenders. The Borrower authorizes Agent and Joint Lead Arrangers and Bookrunners to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower releases Agent and the Lenders from any liability in connection therewith.

§7.5 Notices.

(a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice of the existence of a claimed default or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in any case involves (A) an Unencumbered Pool Property, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c) Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter, including (i) breach or non-performance of, or any default under, any provision of any security issued by REIT,

Borrower or any of their respective Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between REIT, Borrower or any of their respective Subsidiaries and any governmental authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting REIT, Borrower or any of their respective Subsidiaries, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d) Proposed Sales, Encumbrances, Refinance or Transfer. The Borrower will give notice to the Agent in writing within five (5) Business Days of any completed sale, encumbrance, refinance or transfer of any Real Estate or other Investments of the type described in §8.3(i) of the Borrower, any Guarantor or their respective Subsidiaries.

(e) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of their respective Subsidiaries in an amount in excess of $10,000,000.00.

(f) Ground Lease. The Borrower will promptly notify the Agent in writing of any default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to Borrower or a Subsidiary Guarantor under a Ground Lease.

(g) ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(h) Governmental Authority Notices. The Borrower will give notice to Agent within five (5) Business Days of receiving any documents, correspondence or notice from any Governmental Authority that regulates the operation of any Unencumbered Pool Property where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse or otherwise have a material adverse effect on the Unencumbered Pool Property, Borrower, Guarantor or any operator or tenant of any Unencumbered Pool Property.

(i) Service Guarantees. The Borrower will give notice to the Agent within two (2) Business Days after (i) any failure by Borrower or a Subsidiary Guarantor to provide electrical power or internet service to a tenant or licensee under any Data Center Lease, (ii) any claim by tenants or licensees under a Data Center Lease that they are entitled, individually or in the aggregate, to free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, or (iii) any failure to provide electrical power or internet service that gives rise to a termination right under any Data Center Lease.

(j) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) Except as permitted under §8.4 and §8.8, the Borrower and each Guarantor will and will cause each of their respective Subsidiaries to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their Subsidiaries, the preservation of which is necessary to the conduct of their business and the failure to have which could reasonably be expected to have a Material Adverse Effect. REIT shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status.

(b) The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof. Without limitation of the obligations of the Borrower and the Guarantors under this Agreement with respect to the maintenance of the Real Estate, the Borrower and the Guarantors shall promptly and diligently comply with the recommendations of the Environmental Engineer retained by Agent or Borrower, Guarantors or their respective Subsidiaries concerning the maintenance, operation or upkeep of the Real Estate contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by the Borrower or any Guarantor with respect to the Real Estate.

§7.7 Insurance; Condemnation. The Borrower will, at its expense, procure and maintain, from a financially sound and reputable carrier, insurance covering the Borrower and its Subsidiaries and the Real Estate in such amounts and against such risks and casualties as is customarily maintained by similar businesses.

§7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Unencumbered Pool Properties or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Subsidiary Guarantor shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy. Borrower shall promptly upon the written request of the Agent, deliver to the Agent copies of the most recent tax bill and invoices with respect to the taxes, other assessments, levies and charges described in this §7.8 with respect to the Unencumbered Pool Properties together with and written evidence of payment thereof not later than ten (10) Business Days prior to the date upon which such amounts are due and payable unless the same are being contested in accordance with the terms hereof and the other Loan Documents.

§7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (to the extent provided for below) and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants under their Leases), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the Leases, will cause the Operators of the Unencumbered Pool Properties to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where failure so to comply with either clause (i) or (v) would not result in the material non-compliance with the items described in such clauses. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

§7.11 Further Assurances. The Borrower and each Guarantor will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Intentionally Omitted.

§7.13 Intentionally Omitted.

§7.14 Business Operations. REIT, the Borrower and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents and contained in that certain Prospectus of REIT dated September 1, 2011 (the “Prospectus”). Neither REIT nor the Borrower will, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Assets and Medical Assets.

§7.15 Healthcare Laws and Covenants.

(a) Without limiting the generality of any other provision of this Agreement, Borrower and each Subsidiary Guarantor, and their employees and contractors (other than contracted agencies) in the exercise of their duties on behalf of Borrower or Subsidiary Guarantors (with respect to its operation of the Unencumbered Pool Properties), shall be in compliance in all material respects with all applicable Healthcare Laws and accreditation standards and requirements of the applicable state department of health or other applicable state regulatory agency (each a “State Regulator”), in each case, as are now in effect and which may be imposed upon Borrower, a Subsidiary Guarantor or an Operator or the maintenance, use or operation of the Unencumbered Pool Properties or the provision of services to the occupants of the Unencumbered Pool Properties. Borrower and each Subsidiary Guarantor have maintained and shall continue to maintain in all material respects all records required to be maintained by any Governmental Authority or otherwise under the Healthcare Laws. Borrower and Subsidiary Guarantors have and will maintain all Primary Licenses, Permits and other Governmental Approvals necessary under applicable laws to own and/or operate the Unencumbered Pool Properties, as applicable (including such Governmental Approvals as are required under such Healthcare Laws).

(b) Borrower represents that no Borrower or Subsidiary Guarantor is (i) a “covered entity” within the meaning of HIPAA or submits claims or reimbursement requests to Third Party Payor Programs “electronically” (within the meaning of HIPAA) or (ii) is subject to the “Administrative Simplification” provisions of HIPAA. If Borrower or any Subsidiary Guarantor at any time becomes a “covered entity” or subject to the “Administrative Simplification” provisions of HIPAA, then such Persons (x) will promptly undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Person(s) to be HIPAA Compliant (as defined below); (y) will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Person(s) are or become HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that Borrower and each Subsidiary Guarantor, as applicable (A) are or will be in material compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any party thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”), if and to the extent Borrower or any Subsidiary Guarantor are subjected to such provisions, rules or regulations, and (B) are not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or any Subsidiary Guarantor’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by Borrower or any Subsidiary Guarantor of the then effective provisions of HIPAA.

(c) Borrower shall not, nor shall Borrower permit any Subsidiary Guarantor to do (or suffer to be done) any of the following with respect to any Unencumbered Pool Property:

(i) Transfer any Primary Licenses relating to such Unencumbered Pool Property to any location other than to another Unencumbered Pool Property;

(ii) Amend the Primary Licenses in such a manner that results in a material adverse effect on the rates charged, or otherwise diminish or impair the nature, tenor or scope of the Primary Licenses without Agent’s consent;

(iii) Transfer all or any part of any Unencumbered Pool Property’s units or beds to another site or location other than to another Unencumbered Pool Property; or

(iv) Voluntarily transfer or encourage the transfer of any resident of any Unencumbered Pool Property to any other facility (other than to another Unencumbered Pool Property), unless such transfer is (A) at the request of the resident, (B) for reasons relating to the health, required level of medical care or safety of the resident to be transferred or the residents remaining at the such Unencumbered Pool Property or (C) as a result of the disruptive behavior of the transferred resident that is detrimental to the Unencumbered Pool Property.

(d) If and when Borrower or a Subsidiary Guarantor participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Unencumbered Pool Properties, the Unencumbered Pool Properties will remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. If and when an Operator participates in any Medicare or Medicaid or other Third-Party Payor Programs with respect to the Unencumbered Pool Properties, where expressly empowered by the applicable Lease, Borrower or Subsidiary Guarantor, as applicable, shall enforce the express obligation of such Operator thereunder (if any) to cause its Unencumbered Pool Property to remain in compliance with all requirements necessary for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, as it may be amended, and such other Third-Party Payor Programs. Where expressly empowered by the applicable Lease, Borrower or Subsidiary Guarantor, as applicable, shall enforce the obligations of the Operator thereunder (if any) to cause its Unencumbered Pool Property to remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and, if applicable, have such Operator’s current provider agreement that is in full force and effect under Medicare and Medicaid.

(e) If Borrower or any Subsidiary Guarantor receives written notice of any Healthcare Investigation after the Closing Date, Borrower will promptly obtain and provide to Agent the following information with respect thereto to the extent such information is actually known to Borrower, or if not known to Borrower, to the extent that the applicable Operator actually provides the same to Borrower or Subsidiary Guarantor: (i) number of records requested, (ii) dates of service, (iii) dollars at risk, (iv) date records submitted, (v) determinations, findings, results and denials (including number, percentage and dollar amount of claims denied, (vi) additional remedies proposed or imposed, (vii) status update, including appeals, and (viii) any other pertinent information related thereto.

§7.16 Unencumbered Pool Properties.

(a) Subject to clause (b) of this §7.16, the Eligible Real Estate included in the calculation of the Unencumbered Pool Availability and inclusion as Unencumbered Pool Properties shall at all times satisfy all of the following conditions:

(i) the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple or leased under a Ground Lease by the Borrower or a Subsidiary Guarantor, free and clear of all Liens other than the Liens permitted in §8.2(i)A and (iv), and such Eligible Real Estate shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property except those restrictions which are approved in writing by Agent (including any restrictions contained in any applicable organizational documents);

(ii) none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of, operation of or ability to sell or finance such property;

(iii) if such Real Estate is owned by a Subsidiary Guarantor, the only asset of such Subsidiary shall be the Eligible Real Estate included in the calculation of the Unencumbered Pool Availability and inclusion as Unencumbered Pool Properties and related fixtures and personal property;

(iv) no Person other than the Borrower has any direct or indirect ownership of any legal, equitable or beneficial interest in such Subsidiary Guarantor if such Unencumbered Pool Property is owned or leased under a Ground Lease by a Subsidiary Guarantor, and no direct or indirect ownership or other interests or rights in any such Subsidiary Guarantor shall be subject to any Lien;

(v) such Unencumbered Pool Property is self-managed by the Borrower, the Subsidiary Guarantor or is managed by the Property Manager pursuant to a Management Agreement;

(vi) no Unencumbered Pool Properties which are subject to a lease or leases to any single tenant or any Affiliate thereof shall account for more than fifteen percent (15%) of the Unencumbered Pool Value (and any excess shall be excluded from the Unencumbered Pool Value);

(vii) no more than twenty percent (20%) of the total Unencumbered Pool Value shall be attributable to any single Unencumbered Pool Property (and any excess shall be excluded from the Unencumbered Pool Value);

(viii) no more than twenty percent (20%) of the total Unencumbered Pool Value shall be attributable to Unencumbered Pool Properties which are subject to Ground Leases (and any excess shall be excluded from the Unencumbered Pool Value);

(ix) all Unencumbered Pool Properties will at all times have an aggregate Occupancy Rate of no less than ninety percent (90%);

(x) aggregate rent and other payments under a lease or leases to any tenants that have physician ownership of greater than sixty-six and two-thirds percent (66.67%) shall not account for more than twenty percent (20%) of the Net Operating Income or Adjusted Net Operating Income (and any excess shall be excluded from the Unencumbered Pool Value);

(xi) the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Real Estate in the calculation of the Unencumbered Pool Availability, (B) the Eligible Unencumbered Pool Qualification Documents, and such Eligible Unencumbered Pool Qualification Documents shall have been approved by the Agent and the Documentation Agent, (C) a certification as to the matters covered under §7.16(a)(i)-(x), and

(D) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including, but not limited to, any information required by the Agent to determine the Unencumbered Pool Value attributable to such Eligible Real Estate and compliance with this §7.16; and

(xii) such Eligible Real Estate has not been removed from the calculation of the Unencumbered Pool Availability pursuant to §7.16(c), §7.16(d) or §7.16(e).

(b) Notwithstanding the foregoing, in the event any Real Estate does not qualify as Eligible Real Estate or satisfy the requirements of §7.16(a), such Real Estate shall be included in the calculation of the Unencumbered Pool Availability so long as the Agent shall have received the prior written consent of each of the Agent, the Documentation Agent and the Majority Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Pool Availability.

(c) In the event that all or any material portion of any Eligible Real Estate included in the calculation of the Unencumbered Pool Availability shall be materially damaged or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Pool Availability unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation.

(d) Upon any asset ceasing to qualify to be included in the calculation of the Unencumbered Pool Availability, such asset shall no longer be included in the calculation of the Unencumbered Pool Availability. Within five (5) Business Days after any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Pool Availability attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.16 and §9.

(e) In addition, the Borrower may voluntarily remove any Real Estate from the calculation of the Unencumbered Pool Availability in its sole discretion, by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Pool Property being removed, and a calculation of the value attributable to such Unencumbered Pool Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.16 and §9.

§7.17 Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates of Borrower as permitted by §8.3.

§7.18 Distributions of Income to Borrower. The Borrower shall cause all of its Subsidiaries (subject to applicable law, the terms of any loan documents under which such Subsidiary is the borrower, and the terms of any organizational documents of a joint venture with a Person that is not an Affiliate of REIT or Borrower entered into in the ordinary course of business) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.

§7.19 Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.20 Power Generators. Borrower and the Subsidiary Guarantors shall pay any fines with respect to its generator use permit in a timely manner and shall not allow any such permits to terminate due to non-payment of fines or other defaults.

§7.21 Limiting Agreements.

(a) Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Pool Properties as security for the Obligations (provided that a requirement to maintain a pool of unencumbered properties to support other Unsecured Debt permitted by this Agreement shall not violate the foregoing covenant). Borrower will not take, and will not permit the Guarantors or any of their respective Subsidiaries to take, any action that would impair the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

(b) Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.21, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Pool Properties as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Pool Properties are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.

§7.22 More Restrictive Agreements. Should the Borrower, the Guarantors or any of their respective Subsidiaries enter into or modify any agreements or documents pertaining to any existing or future Indebtedness, Debt Offering or Equity Offering, which agreements or documents include covenants, whether affirmative or negative (or any other provision which may have the same practical effect as any of the foregoing), which are individually or in the aggregate more restrictive against the Borrower, the Guarantors or their respective Subsidiaries than those set forth in §8 and §9 of this Agreement or the Guaranty, the Borrower shall promptly notify the Agent and, if requested by the Majority Lenders, the Borrower, the Guarantors, the Agent and the Majority Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Majority Lenders in their sole discretion. Each of the Borrower and Guarantors agree to deliver to the Agent copies of any agreements or documents (or modifications thereof) pertaining to existing or future Indebtedness, Debt Offering or Equity Offering of the Borrower, the Guarantors or any of their respective Subsidiaries as the Agent from time to time may request. Notwithstanding the foregoing, this §7.22 shall not apply to covenants contained in any agreements or documents evidencing or securing Non-recourse Indebtedness or covenants in agreements or documents relating to Recourse Indebtedness that relate only to specific Real Estate that is collateral for such Indebtedness.

§7.23 Material Contracts. The Borrower, the Guarantors and their respective Subsidiaries shall perform each and all of their obligations under each Material Contract. Borrower shall not, and shall not permit a Subsidiary to, directly or indirectly cause or permit to exist any condition which could result in the termination or cancellation of, or which would relieve the performance of any obligations of any other party thereto under, any Material Contract for all or any portion of the Mortgaged Properties.

§8.	NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders arising under any of the Loan Documents;

(b) Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c) current liabilities of the Borrower, the Guarantor or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(f) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(g) subject to the provisions of §9, Indebtedness of REIT and Borrower in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes;

(h) subject to the provisions of §9, Secured Debt that is Recourse Indebtedness, provided that the aggregate amount of such Indebtedness shall not exceed fifteen percent (15.0%) of Gross Asset Value;

(i) subject to the provisions of §9, Secured Debt, provided that the aggregate amount of such Secured Debt shall not exceed thirty five percent (35.0%) of Gross Asset Value; and

(j) unsecured Indebtedness of Subsidiaries of Borrower to Borrower; provided that any such Indebtedness of a Subsidiary of Borrower that is a Guarantor shall be subordinate to the repayment of the Obligations on terms reasonably acceptable to Agent.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g), (h) and (i) above shall have any of the Unencumbered Pool Properties or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, unencumbered asset pool or any similar form of credit support for such Indebtedness, (ii) none of the Borrower, the Guarantors or their respective Subsidiaries shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (other than Indebtedness to the Lenders arising under the Loan Documents) with respect to which there is a Lien on any Equity Interests, right to receive Distributions or similar right in any Subsidiary or Unconsolidated Affiliate of such Person; and (z) no Subsidiary of Borrower which directly or indirectly owns an Unencumbered Pool Property shall create, incur, assume, guarantee or be or remain liable, contingently, with respect to any Indebtedness other than Indebtedness to the Lenders arising under the Loan Documents.

§8.2 Restrictions on Liens, Etc.. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, deed of trust, security deed, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement (or any financing lease having substantially the same economic effect as any of the foregoing); (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid would by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; (f) in the case of securities, create or incur or suffer to be created or incurred any purchase option, call or similar right with respect to such securities; or (g) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i) (A) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets, other than (I) Unencumbered Pool Properties and (II) any direct or indirect interest of the Borrower and any Subsidiary of the Borrower in any Guarantor, in respect of judgments permitted by §8.1(d);

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens consisting of mortgage liens on Real Estate, other than Real Estate that constitutes an Unencumbered Pool Property, (including the rents, issues and profits therefrom), or any interest therein (including the rents, issues and profits therefrom), and related personal property securing Indebtedness which is permitted by §8.1(h) or (i);

(iv) encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Subsidiary Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Subsidiary Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or any Subsidiary Guarantor individually or on the Unencumbered Pool Properties;

(v) cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), purchase contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii) Liens of Capitalized Leases; and

(viii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i)(A), (iv), (v) and (vi), and (y) REIT shall not create or suffer to be created or incurred or to exist any Lien on any of its properties or assets or those of the general partner of the Borrower, other than Liens contemplated in §8.2(i)(A), (v) and (vi).

§8.3 Restrictions on Investments. Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower or the Guarantor;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000;

(d) commercial paper assigned the highest rating by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

(e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (c) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g) shares of so-called “money market funds” registered with the SEC under any mutual fund or other registered investment company that qualifies as a “money market fund” under Rule 2a-7 of the United States Securities and Exchange Commission, or any successor thereto which have total assets in excess of $50,000,000;

(h) in Land Assets;

(i) by Borrower in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates;

(j) by Borrower or its Subsidiaries in Permitted Equity Investments;

(k) by the Borrower or its Subsidiaries (other than the Subsidiary Guarantors) in Mortgage Note Receivables secured by properties that meet the property type requirements of a Data Center Asset or a Medical Asset; and

(l) acquisition of fee simple interests or long-term ground lease interests in Real Estate by Borrower or its Subsidiaries that meet the property type requirements of a Data Center Asset or a Medical Asset.

Notwithstanding the foregoing, in no event shall (x) the aggregate value of the holdings of REIT and its Subsidiaries in the Investments described in §8.3(h)-(k) exceed twenty-five percent (25%) of Gross Asset Value at any time, (y) the aggregate value of the holdings of REIT and its Subsidiaries in Permitted Equity Investments described in §8.3(j) exceed ten percent (10%) of Gross Asset Value at any time, or (z) REIT and its Subsidiaries make any Investments other than those outlined in the Prospectus.

For the purposes of this §8.3, the Investment of REIT or its Subsidiaries in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of such Person’s pro rata share of any Investments valued at the GAAP book value.

§8.4 Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not, nor will it permit the Guarantors or any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (ii) the merger or consolidation of two or more

Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor unless such Guarantor will be the surviving Person, and (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own any assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as Borrower and such Subsidiary comply with the provisions of §5.5).

§8.5 Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6 Compliance with Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating Data Center Assets and Medical Assets as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in full compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except with respect to any Real Estate that is not an Unencumbered Pool Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to determine whether such Hazardous Substances are or ever were Released or disposed of on any Real Estate in violation of applicable Environmental Laws; and

(ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Borrower, any such Guarantor or any such Subsidiary), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Real Estate in full compliance with all applicable Environmental Laws; provided, that the Borrower, the Guarantors and their respective

Subsidiaries shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii), and in compliance with this §8.6 as it relates to matters addressed by this clause (ii), so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance in accordance with applicable law to the reasonable satisfaction of the Agent and no legal or administrative action shall have been commenced or filed by any enforcement agency to require remediation, containment, mitigation or other action. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii) At any time during the continuance of an Event of Default hereunder the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of any or all of the Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Real Estate and (ii) whether the use and operation of any such Real Estate complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Majority Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Real Estate, or that any of the Real Estate is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Real Estate prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Real Estate and (ii) whether the use and operation of such Real Estate comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Real Estate including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Real Estate and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

§8.7 Distributions.

(a) The Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its partners, members or other owners, if such Distribution by Borrower or REIT is in excess, when added to the amount of all other Distributions paid in any period of four (4) consecutive calendar quarters, of ninety-five percent (95%) of such Person’s Funds from Operations for such period.

(b) If a Default or Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions, and REIT shall not pay any Distribution to its partners, members or other owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent.

(c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a) or (b) shall have occurred, an Event of Default as to Borrower or REIT under §12.1 (g), (h) or (i) shall have occurred, or the maturity of the Obligations has been accelerated, neither the Borrower nor REIT shall make any Distributions whatsoever, directly or indirectly.

§8.8 Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction in the ordinary course of business. Neither the Borrower, any Guarantor nor any Subsidiary thereof shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty percent (30%) of Gross Asset Value as at the beginning of such four (4) quarter period, except as the result of a condemnation or casualty, without the prior written consent of Agent and the Majority Lenders.

§8.9 Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default or Event of Default, prepay, redeem, defease, purchase or otherwise retire (except for regularly scheduled installments of principal) the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness or proceeds resulting from a casualty or condemnation relating to such Real Estate (and such insurance or condemnation proceeds are not otherwise required by the terms of any applicable loan documents to be applied to the restoration or rebuilding of such Real Estate); or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

§8.10 [Intentionally Omitted].

§8.11 Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §7.21 and §8.1.

§8.12 Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of REIT, the Borrower or any other Guarantor), except (i) transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Unencumbered Pool Properties,

(ii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.13 Equity Pledges. Except for Liens permitted under §8.2(i)(A), (ii), (v), (vi) and (viii), neither REIT nor Borrower will create or incur or suffer to be created or incurred any Lien on any of its direct or indirect legal, equitable or beneficial interest in the Borrower or any Subsidiary of Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof (provided that the foregoing shall not be deemed to prohibit a Subsidiary that owns Real Estate to have Liens permitted pursuant to §8.2(iii)).

§8.14 Leasing Activities. None of Borrower, Guarantors or any Affiliate of Borrower or Guarantors shall prompt, direct, cause or otherwise encourage any tenant or licensee at any Unencumbered Pool Property to relocate to space or acquire other rights at or in connection with other buildings owned by Borrower, a Guarantor or any Affiliate adjacent to the Unencumbered Pool Property, or condominium units within the same development, without the prior written consent of Agent.

§8.15 Fees. Borrower shall not pay, and shall not permit any Guarantor to pay, any management fees or other payments under any Management Agreement for any Unencumbered Pool Property to Borrower, any other manager that is an Affiliate of Borrower or any other manager, or any advisory fees or other payments to Advisor, in the event that a Default or an Event of Default shall have occurred and be continuing.

§8.16 Changes to Organizational Documents. Neither Borrower nor any Subsidiary Guarantor shall amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of Borrower or any Guarantor in any material respect, without the prior written consent of Agent.

§8.17 Burdensome Agreements. Neither Borrower nor any Subsidiary Guarantor enter into any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (other than this Agreement or any other Loan Document) that limits the ability of any Wholly-Owned Subsidiary to make Distributions to the Borrowers or any Guarantor or to otherwise transfer property to the Borrowers or any Guarantor, except for (a) any restrictions existing under or pursuant to any Indebtedness permitted under §8.1 or any Liens permitted under §8.2, (b) customary provisions in leases, subleases, licenses and other contracts restricting the assignment thereof, (c) any restriction existing by reason of applicable law, (d) restrictions in or contemplated by any Borrower’s, any Subsidiary’s Guarantor’s organizational documents, or (e) restrictions in contracts for sales, management, development or dispositions of property not prohibited by this Agreement; provided, that, such restrictions relate only to the property being managed, developed or disposed of.

§9.	FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§9.1 Unencumbered Pool Availability. The Borrower shall not permit at any time the outstanding principal balance of the Unsecured Debt (including, without limitation, the Loans) to exceed the Unencumbered Pool Availability.

§9.2 Consolidated Total Indebtedness to Gross Asset Value. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Gross Asset Value (expressed as a percentage) to exceed fifty-five percent (55%).

§9.3 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA determined for the most recently ended two (2) calendar quarters annualized to Adjusted Consolidated Fixed Charges for the most recently ended two (2) calendar quarters annualized, to be less than 1.75 to 1.00.

§9.4 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $900,000,000.00, plus (ii) seventy-five percent (75%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

§9.5 Remaining Lease Term. At all times the Unencumbered Pool Properties in the Unencumbered Pool must maintain on a collective basis a minimum weighted average remaining initial lease term of Data Center Leases or Medical Property Leases of not less than six (6) years remaining (for each multi-tenant Unencumbered Pool Property in the Unencumbered Pool, a weighted average lease term taking into account all Leases within such Unencumbered Pool Property shall be used for the calculation required by this §9.5).

§9.6 Minimum Property Requirement. The Unencumbered Pool shall consist of not less than twelve (12) Unencumbered Pool Properties with an aggregate Appraised Value of not less than $300,000,000.00.

§9.7 Minimum Unencumbered Pool Actual Debt Service Coverage Ratio. The Borrower will not at any time permit the Unencumbered Pool Actual Debt Service Coverage Ratio to be less than 2.00 to 1.00.

§10.	CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and (with respect to any Subsidiary Guarantor that owns a Unencumbered Pool Property) in which such Unencumbered Pool Property is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 [Intentionally Omitted].

§10.8 Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each of the Initial Unencumbered Pool Properties included in the Unencumbered Pool as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12 Compliance Certificate and Unencumbered Pool Certificate. The Agent shall have received a Compliance Certificate and a Unencumbered Pool Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which REIT has provided financial statements under §6.4 adjusted in the best good faith estimate of REIT as of the Closing Date.

§10.13 Appraisals. The Agent shall have received Appraisals of each of the Unencumbered Pool Properties in form and substance reasonably satisfactory to the Agent.

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.16 Subordination of Advisory Agreement. The Agent shall have received an executed counterpart of a Subordination of Advisory Agreement with respect to the Advisory Agreement.

§10.17 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects both as of the date as of which they were made and shall also be true and correct in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.7.

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC..

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower shall fail to pay any interest on the Loans or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with the covenant contained in §9.1 and such failure shall continue for fifteen (15) calendar days after written notice thereof shall have been given to the Borrower by the Agent;

(d) the Borrower shall fail to perform any other term, covenant or agreement contained in §9;

(e) the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);

(f) any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) the Borrower, any Guarantor or any of their Subsidiaries shall fail pay when due (including, without limitation, at maturity), or within any applicable period of grace, any principal, interest or other amount on account any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit

(assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the termination or other settlement of such obligation; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve (i) Recourse Indebtedness in excess of $10,000,000, or (ii) Non-Recourse Indebtedness in excess of $50,000,000;

(h) the Borrower, any Guarantor or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower, any Guarantor or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for the Borrower, any Guarantor or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than fifteen (15) days during any calendar year, whether or not consecutive, one or more uninsured or unbonded final judgments against (x) the Borrower or any Guarantor that, either individually or in the aggregate, exceed $10,000,000.00 in any calendar year or (y) any Subsidiary of the Borrower that is not a Subsidiary Guarantor that, either individually or in the aggregate, exceed $10,000,000.00 in any calendar year;

(l) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any Guarantor, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) any dissolution, termination, partial or complete liquidation, merger or consolidation of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of the Borrower, any Guarantor or any of their respective Subsidiaries shall occur, in each case, other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) the Borrower, any Guarantor or any of their respective Subsidiaries or any shareholder, officer, director, partner or member of any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of the Borrower or any of their respective Subsidiaries which in the good faith judgment of the Majority Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) any of the Unencumbered Pool Properties;

(p) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under any Guaranty or any other Loan Document;

(q) [reserved];

(r) [reserved];

(s) [reserved];

(t) [reserved];

(u) the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to comply with the covenants set forth in §8.6 hereof; provided, however, no Event of Default shall occur hereunder as a result of such failure if such failure relates solely to a parcel or parcels of Real Estate that are not an Unencumbered Pool Property whose book value, either individually or in the aggregate, does not exceed $10,000,000.00;

(v) REIT shall fail to comply at any time with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status;

(w) REIT shall fail to comply with any SEC reporting requirements;

(x) any Change of Control shall occur; or

(y) an Event of Default under any of the other Loan Documents shall occur;

then, and in any such event, the Agent may, and, upon the request of the Majority Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration.

§12.2 Certain Cure Periods; Limitation of Cure Periods. Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to Borrower by the Agent), provided, however, that Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to any default (whether of Borrower, Guarantor or any Subsidiary thereof) consisting of a failure to comply with §7.4(c), §7.14, §7.16, §7.19, §7.21, §8.1, §8.2, §8.4, §8.7, §8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Majority Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid or incurred or sustained by the Agent or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Majority Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations shall be made among the Lenders and Lender Hedge Providers, pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.	SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender under the Loan Documents. Each of the Lenders agree with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.	THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Majority Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5 Payments.

(a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the

Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and any Lender or any bank whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A3” or its equivalent by Moody’s or not less than “A-” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Subject to Borrower’s approval rights, if any, stated above, upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the

Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of any collateral within such period. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 [Intentionally Omitted].

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action from Agent (accompanied by an explanation for the request) together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.1, §12.5, §12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.	EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any imposed taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, (c) engineer’s fees, all environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and Joint Lead Arrangers and Bookrunners and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent and Joint Lead Arrangers and Bookrunners incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Unencumbered Pool Properties, the review of leases, the making of each advance hereunder and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s, or any of the Lenders’ relationship with the Borrower or the Guarantors in respect of the Loan and the Loan Documents (provided that any attorneys’ fees and costs pursuant to this clause (f)(ii) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, title rundowns, or title searches, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. Borrower shall promptly pay any intangible or documentary taxes due in connection with the execution and delivery of the Loan Documents, and shall provide evidence thereof to Agent. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.	INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and the Joint Lead Arrangers and Bookrunners and each director, officer, employee, agent, Attorney and Affiliate thereof and Person who controls the Agent, or any Lender or the Joint Lead Arrangers and Bookrunners against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Pool Properties, other Real Estate or the Loans, (b) any condition of the Unencumbered Pool Properties or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Pool Properties, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§17.	SURVIVAL OF COVENANTS, ETC..

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.	ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within five (5) Business Days, Borrower shall be deemed to have consented (provided that such consent shall not be required for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) [Intentionally Omitted,] (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit L attached hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) [Intentionally Omitted], and (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

§18.2 Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9, §4.10 and §13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such Lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. The Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the

Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby and is approved by the Majority Lenders, but is not approved by one or more of the Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement in the form attached hereto as Exhibit L and such Non-Consenting Lender’s original Note. The purchase price for the Non-Consenting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

§18.9 Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender and those expressly set forth herein as to such Titled Agent.

§19.	NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attn: Real Estate Capital Services

With a copy to:

KeyBank National Association

1200 Abernathy Road, N.E., Suite 1550

Atlanta, Georgia 30328

Attn: Mr. Daniel Stegemoeller

Telecopy No.: (770) 510-2195

and

Dentons US LLP

Suite 5300

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

Attn: William F. Timmons, Esq.

Telecopy No.: (404) 527-4198

If to the Borrower:

Carter/Validus Operating Partnership, LP

4890 W. Kennedy Blvd., Suite 650

Tampa, Florida 33609

Attn: Todd Sakow, Chief Financial Officer

Telecopy No.: (813) 287-0397

With a copy to:

Morris, Manning and Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attn: Heath D. Linsky, Esq.

Telecopy No.: (404) 365-9532

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.	RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF THE BORROWER AND THE GUARANTORS EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.

§22.	HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.	COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.	ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.	DEALINGS WITH THE BORROWER.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC..

Except as otherwise expressly provided in this Agreement including, without limitation the definition of “Unencumbered Pool Value”, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders. Notwithstanding the foregoing, no modification or waiver of the definition of Unencumbered Pool Availability may occur without the written consent of Agent, the Documentation Agent and the Majority Lenders. Notwithstanding the foregoing, no modification or waiver of any of the covenants set forth in §7.16, §8.7, §9.1, §9.2, §9.3, §9.4, §9.5, §9.6 or §9.7 may occur without the written consent of the Majority Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date; (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, any Guarantor or the removal of any Unencumbered Pool Properties except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Lenders or of any requirement for consent by all of the Lenders; (j) [Intentionally Omitted]; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Majority Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that the Commitment of any Defaulting Lender may not be increased without the consent of such Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank and the Joint Lead Arrangers and Bookrunners in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§28.	SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.	TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower under this Agreement and the other Loan Documents.

§30.	NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.	REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.	NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Joint Lead Arrangers and Bookrunners and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.	PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Carter Validus Mission Critical REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Todd M. Sakow
	Name:	Todd M. Sakow
	Title:	Chief Financial Officer

(SEAL)

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Kristin Centracchio
Name:	Kristin Centracchio
Title:	Vice President

BANK OF AMERICA, N.A., individually and as
Co-Syndication Agent

By:	/s/ Christopher J. Thompson
Name:	Christopher J. Thompson
Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
individually, as Documentation Agent

By:	/s/ Todd Gordon
Name:	Todd Gordon
Title:	Managing Director

SUNTRUST BANK, individually and as Co-Syndication Agent

By:	/s/ Danny Stover
Name:	Danny Stover
Title:	First Vice President

FIFTH THIRD BANK, an Ohio banking corporation, individually and as Co-Syndication Agent

By:	/s/ John Reynolds
Name:	John Reynolds
Title:	Vice President

HANCOCK BANK, a trade name of Whitney Bank

By:	/s/ Brian Hendricks
Name:	Brian Hendricks
Title:	Senior Vice President

RENASANT BANK

By:	/s/ Craig Gardella
Name:	Craig Gardella
Title:	Executive Vice President

WOODFOREST NATIONAL BANK

By:	/s/ Christin Allphin
Name:	Christin Allphin
Title:	Senior Vice President

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. SILICON VALLEY BRANCH

By:	/s/ Nlan Tyz Yeh
Name:	Nlan Tyz Yeh
Title:	V.P. and G.M.

SYNOVUS BANK

By:	/s/ David W. Bowman
Name:	David W. Bowman
Title:	Director

EASTERN BANK

By:	/s/ Jared H. Ward
Name:	Jared H. Ward
Title:	Senior Vice President

TEXAS CAPITAL BANK, N.A.

By:	/s/ Rob Delph
Name:	Rob Delph
Title:	Executive Vice President

CADENCE BANK, N.A.

By:	/s/ Drew Healy
Name:	Drew Healy
Title:	Senior Vice President

EXHIBIT A

FORM OF TERM LOAN NOTE

$ ,000,000.00	, 20

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to                                           (“Payee”), or order, in accordance with the terms of that certain Term Loan Agreement, dated as of August 21, 2015, as from time to time in effect, by and among Maker, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                  Million and No/100 Dollars ($    ,000,000.00), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.

This Term Loan Note (this “Note”) is one of one or more Term Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of

A-1

the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CARTER/VALIDUS OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	Carter Validus Mission Critical REIT, Inc., a
Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

[INTENTIONALLY OMITTED]

C-1

EXHIBIT D

[INTENTIONALLY OMITTED]

D-1

EXHIBIT E

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                 , 20    , by                                         , a                                          (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.4 of the Term Loan Agreement dated as of August 21, 2015, as from time to time in effect (the “Credit Agreement”), by and among Carter/Validus Operating Partnership, LP (the “Borrower”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.4 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to the Borrower of the credit facilities under the Credit Agreement.

AGREEMENT

1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty and the other Loan Documents with respect to all the Obligations of the Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the other Loan Documents and the Contribution Agreement.

2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents applicable to a “Guarantor” or “Subsidiary Guarantor” are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors apply to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty and the Contribution Agreement heretofore delivered to the Agent and the Lenders

E-1

shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty and the Contribution Agreement to confirm such obligation.

4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Counterparts. This Joinder Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

7. The effective date (the “Effective Date”) of this Joinder Agreement is                 ,201    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

,
a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

E-2

EXHIBIT F

[INTENTIONALLY OMITTED]

F-1

EXHIBIT G

[INTENTIONALLY OMITTED]

G-1

EXHIBIT H

[INTENTIONALLY OMITTED]

H-1

EXHIBIT I

[INTENTIONALLY OMITTED]

I-1

EXHIBIT J

FORM OF POOL CERTIFICATE

KeyBank National Association, as Agent

1200 Abernathy Road, N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Kristin Centracchio

Ladies and Gentlemen:

Reference is made to that certain First Amended and Restated Credit Agreement dated as of August 21, 2015 (as the same may hereafter be amended, the “Credit Agreement”) by and among Carter/Validus Operating Partnership, LP (the “Borrower”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the REIT, on the Borrower’s behalf, is furnishing to you herewith this Pool Certificate and supporting calculations and information. The information presented herein has been prepared in accordance with the requirements of the Credit Agreement.

The undersigned is providing the attached information to demonstrate the components of the Pool and the calculation of the Pool Availability. All Pool Properties included in the calculation of the Pool Availability satisfy the requirements of the Credit Agreement to be included therein.

IN WITNESS WHEREOF, the undersigned has duly executed this Pool Certificate this      day of                 , 2015.

CARTER/VALIDUS OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	Carter Validus Mission Critical REIT, Inc., a Maryland corporation, its general partner

By:

Name:

Title:

(SEAL)

J-1

POOL AVAILABILITY WORKSHEET

J-2

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE

Key Bank National Association, as Agent

1200 Abernathy Road N.E.

Suite 1550

Atlanta, Georgia 30328

Attn: Daniel Stegemoeller

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of August 21, 2015 (as the same may hereafter be amended, the “Credit Agreement”) by and among Carter/Validus Operating Partnership, LP (the “Borrower”), Key Bank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, the REIT is furnishing to you herewith (or has most recently furnished to you) the consolidated financial statements of the REIT for the fiscal period ended                      (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of the REIT at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §7.4(c), §10.12 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of the REIT as of the Balance Sheet Date adjusted in the best good faith estimate of the REIT to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of the REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of the REIT.

The undersigned representative has caused the provisions of the Loan Documents to be reviewed and has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate on behalf of the Borrower (and not in his individual capacity) this      day of                 , 201    .

CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation

By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

GROSS ASSET VALUE*

EXHIBIT L

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                                          (“Assignor”), and                                          (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Term Loan Agreement, dated August 21, 2015, as, by and among CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (as amended from time to time, the “Credit Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Credit Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Credit Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Credit Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Term Loan Note in the amount of $         representing a $         Commitment, and a                  percent (    %) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Credit Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Term Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Credit Agreement, which obligations shall include, but shall not be limited to, the obligation to make Term Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein

(such obligations, together with all other obligations set forth in the Credit Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Term Loan Note is $        and the aggregate outstanding principal balance of the Term Loans made by it equals $        , and (iii) that it has forwarded to the Agent the Term Loan Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the continued existence, sufficiency or value of any assets of the Borrower which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower of any of its obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement Term Loan Notes for each of Assignor and Assignee as provided in the Credit Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Credit Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantor and the value of the assets of the Borrower and the Guarantor, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or

REIT and is not a Defaulting Lender or Affiliate of a Defaulting Lender, (g) represents and warrants that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (h) if Assignee is an assignee of any portion of the Term Loan Notes, Assignee has a net worth as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(h).

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $        representing the aggregate principal amount outstanding of the Term Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Credit Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be                     (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Credit Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

9. Payment Instructions. All payments to Assignee under the Credit Agreement shall be made as provided in the Credit Agreement in accordance with the separate instructions delivered to Agent.

10. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Credit Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

CONSENTED TO BY:[1]

CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Carter Validus Mission Critical REIT, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

(SEAL)

[1]	Insert to extent required by Credit Agreement.

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Total Commitment	Total Commitment Percentage
KeyBank National Association 1200 Abernathy Road, Suite 1550 Atlanta, Georgia 30328 Attn: Daniel Stegemoeller Telephone: 770-510-2102 Facsimile: 770-510-2195	$13,775,000.00	10.203703704%
LIBOR Lending Office Same as Above

Fifth Third Bank 1000 Town Center, MD JTWN4I Southfield, Michigan 48075 Attn: Chris Roper Telephone: 248-603-0128 Facsimile: 248-603-0583	$27,550,000.00	20.407407407%
LIBOR Lending Office Same as Above

Bank of America, N.A. One Bank of America Plaza 421 Fayetteville Street, Suite 1706 Raleigh, North Carolina 27601 Attn: Patricia H. Gardenhire Telephone: 919-829-6683 Facsimile: 919-829-6713	$13,775,000.00	10.203703704%
LIBOR Lending Office Same as Above

Capital One, National Association 4445 Willard Avenue, 6th Floor Chevy Chase, Maryland 20815 Attn: Nathan Brenneman Telephone: 301-280-0215 Facsimile: 301-280-0299	$13,775,000.00	10.203703704%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page 1

Name and Address	Total Commitment	Total Commitment Percentage
SunTrust Bank 8330 Boone Boulevard, Suite 800 Vienna, Virginia 22812 Attn: Nancy B. Richards Telephone: 703-442-1557 Facsimile: 703-442-1570	$13,775,000.00	10.203703704%
LIBOR Lending Office Same as Above

Hancock Bank 2202 N. Westshore Blvd., Suite 150 Tampa, Florida 33607 Attn: Laura Musella Telephone: 727-287-3219 Facsimile: 813-877-7481	$13,775,000.00	10.203703704%
LIBOR Lending Office Same as Above

Woodforest National Bank 25234 Grogans Mill Road, Suite 450 The Woodlands, Texas 77380 Attn: Laurie Blanton Telephone: 832-375-2122 Facsimile: 832-375-3122	$11,025,000.00	8.166666667%
LIBOR Lending Office Same as Above

Renasant Bank 1820 West End Avenue Nashville, Tennessee 37203 Attn: Craig Gardella Telephone: 615-234-1625 Facsimile: 615-340-3027	$8,300,000.00	6.148148148%
LIBOR Lending Office Same as Above

Schedule 1.1 - Page 2

Name and Address	Total Commitment	Total Commitment Percentage
Mega International Commercial Bank Co., Ltd. Silicon Valley Branch 333 W. San Carlos Street, Suite 100 San Jose, California 95110 Attn: Christine Ma Telephone: 408-283-1888 Facsimile: 408-283-1678	$5,500,000.00	4.074074074%
LIBOR Lending Office Same as Above

Synovus Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 Attention: Virgie Johnson Telephone: 205-868-4840 Facsimile: 205-868-4749	$5,500,000.00	4.074074074%
LIBOR Lending Office Same as Above

Cadence Bank, N.A. 3100 West End, Suite 175 Nashville, Tennessee 37203 Attn: Drew Healy Telephone: 615-245-0209 Facsimile:	$2,750,000.00	2.037037037%
LIBOR Lending Office Same as Above

Eastern Bank 605 Broadway, LF-24 Saugus, Massachusetts 01906 Attn: Jared H. Ward Telephone: 781-581-4261 Facsimile: 781-581-4225	$2,750,000.00	2.037037037%

LIBOR Lending Office Same as Above

Schedule 1.1 - Page 3

Name and Address	Total Commitment	Total Commitment Percentage
Texas Capital Bank, N.A. 2000 McKinney Avenue, Suite 700 Dallas, Texas 75201 Attention: Rob Delph Telephone: 214-932-6607 Facsimile: 214-932-6864	$2,750,000.00	2.037037037%
LIBOR Lending Office Same as Above

TOTAL	$135,000,000.00	100.0%

Schedule 1.1 - Page 4

SCHEDULE 1.2

SUBSIDIARY GUARANTORS

1.	HC – 2501 W William Cannon Dr. LLC

2.	DC-19675 W. Ten Mile, LLC

3.	DC-1221 Coit Road, LLC

4.	DC-5000 Bowen Road, LLC

5.	HC-8451 Pearl Street, LLC

6.	HC-3873 N. Parkview Drive, LLC

7.	DC-2 Christie Heights, LLC

8.	HC-2257 Karisa Drive, LLC

9.	HC-239 S. Mountain Boulevard, LP

10.	HC-239 S. Mountain Boulevard Management, LLC

11.	DC-15 Shattuck Road, LLC

12.	DC-5150 McCrimmon Parkway, LLC

13.	HC-1940 Town Park Boulevard, LLC

14.	Green Medical Investors, LLLP

15.	HC-1946 Town Park Boulevard, LLC

16.	Green Wellness Investors, LLLP

17.	HC-17322 Red Oak Drive, LLC

18.	DC-N15W24250 Riverwood Drive, LLC

19.	HC-10323 State Highway 151, LLC

20.	HC-5101 Medical Drive, LLC

21.	HC-5330 N. Loop 1604 West, LLC

22.	HC-3436 Masonic Drive, LLC

23.	HC-42570 South Airport Road, LLC

24.	DC-1805 Center Park Drive, LLC

Schedule 1.2 - Page 1

25.	HC-800 East 68th Street, LLC

26.	HCP-RTS, LLC

27.	HC-860 Parkview Drive North, Units A&B, LLC

28.	HC-77-840 Flora Road, LLC

29.	HC-40055 Bob Hope Drive, LLC

30.	HC-5829 29 Palms Highway, LLC

31.	HC-8991 Brighton Lane, LLC

32.	HC-6555 Cortez, LLC

33.	HC-6310 Health Pkwy., Units 100 & 200, LLC

34.	HC-601 Redstone Avenue West, LLC

35.	HC-2270 Colonial Blvd., LLC

36.	HC-1026 Mar Walt Drive, NW, LLC

37.	HC-7751 Baymeadows Rd. E., LLC

38.	HC-1120 Lee Boulevard, LLC

39.	HC-8625 Collier Blvd., LLC

40.	HC-6879 US Highway 98 West, LLC

41.	HC-7850 N. University Drive, LLC

42.	HC-#2 Physicians Park Dr., LLC

43.	HC-6160 S. Fort Apache Road, LLC

44.	HC-187 Skylar Drive, LLC

45.	HC-52 North Pecos Road, LLC

46.	DC-1650 Union Hill Road, LLC

47.	DC-615 North 48th Street, LLC

48.	DC-8521 East Princess Drive, LLC

49.	HCP-Select Medical, LLC

Schedule 1.2 - Page 2

50.	HC-1101 Kaliste Saloom Road, LLC

51.	HC-116 Eddie Dowling Highway, LLC

52.	DC-1099 Walnut Ridge Drive, LLC

53.	HCP-Dermatology Associates, LLC

54.	DC-1001 Windward Course, LLC

Schedule 1.2 - Page 3

SCHEDULE 1.3

INITIAL UNENCUMBERED POOL PROPERTIES

1.	Stonegate Center: 2501 W. William Cannon Dr., Buildings 3, 4 and 5, Austin, Texas

2.	Level III Data Center: 19675 W. Ten Mile Road, Southfield, Michigan

3.	Atos Data Center: 5000 South Bowen Road, Arlington, Texas

4.	Internap Data Center: 1221 Coit Road, Plano, Texas

5.	Vibra Denver Hospital: 8451 Pearl Street, Thornton, Colorado

6.	Physicians Specialty Hospital: 3873 N. Parkview Drive, Fayetteville, Arkansas

7.	Infocrossing Data Center: 2 Christie Heights Street, Leonia, New Jersey

8.	Fressenius Medical Care: 2257 Karisa Drive, Goshen, Indiana

9.	Wilkes Barre General Hospital: 239 S. Mountain Boulevard, Mountain Top, Pennsylvania

10.	Shattuck Road Data Center: 15 Shattuck Road, Andover, Massachusetts

11.	McCrimmon Parkway Data Center: 5150 McCrimmon Parkway, Morrisville, North Carolina

12.	Akron General Hospital: 1946 Town Park Boulevard, Green, Ohio

13.	Akron Medical Office Building: 1940 Town Park Boulevard, Green, Ohio

14.	Tenet Surgery Center: 17322 Red Oak Drive, Houston, Texas

15.	AT&T Data Center: N15W24250 Riverwood Drive, Waukesha, Wisconsin

16.	Warm Springs Rehabilitation Hospital: 10323 State Highway 151, San Antonio, Texas

17.	Warm Springs of San Antonio Rehabilitation Hospital: 5101 Medical Drive, San Antonio, Texas

18.	Reserved.

19.	Christus Cabrini Hospital: 3436 Masonic Drive, Alexandria, Louisiana

20.	Cypress Pointe Hospital: 52570 South Airport Road, Hammond, Louisiana

21.	Windstream Data Center: 1805 Center Park Drive, Charlotte, North Carolina

22.	Christus Cabrini Surgery Center: 3436 Masonic Drive, Alexandria, Louisiana

23.	Cypress Pointe Surgical Hospital: 42570 South Airport Road, Hammond, Louisiana

Schedule 1.3 - Page 1

24.	Landmark Hospital: 800 East 68th Street, Savannah, Georgia

25.	Los Angeles Cancer Institute: 860 Parkview Drive North, Units A&B, El Segundo, California

26.	21st Century Oncology of California: 77-840 Flora Road, Palm Desert, California

27.	21st Century Oncology of California: 40055 Bob Hope Drive, Rancho Mirage, California

28.	21st Century Oncology: 5829 29 Palms Highway, Yucca Valley, California

29.	21st Century Oncology: 8991 Brighton Lane, Bonita Springs, Florida

30.	21st Century Oncology: 6555 Cortez Road West, Bradenton, Florida

31.	Lakewood Ranch Medical Center: 6310 Health Pkwy., Units 100 & 200, Bradenton, Florida

32.	21st Century Oncology: 601 Redstone Avenue West, Crestview, Florida

33.	21st Century Oncology: 2270 Colonial Blvd., Fort Myers, Florida

34.	Destin Opthalmology: 1026 Mar Walt Drive, NW, Fort Walton Beach, Florida

35.	21st Century Oncology: 7751 Baymeadows Rd. E., Jacksonville, Florida

36.	21st Century Oncology: 1120 Lee Boulevard, Lehigh Acres, Florida

37.	21st Century Oncology: 8625 Collier Blvd., Naples, Florida

38.	21st Century Oncology: 6879 US Highway 98 West, Miramar Beach, Florida

39.	21st Century Oncology: 7850 N. University Drive, Tamarac, FL

40.	Bluegrass Regional Oncology Center: #2 Physicians Park Dr., Frankfort, Kentucky

41.	21st Century Oncology: 6160 S. Fort Apache Road, Las Vegas, Nevada

42.	21st Century Oncology: 187 Skylar Drive, Lewisburg, West Virginia

43.	21st Century Oncology: 52 North Pecos Road, Henderson, Nevada

44.	ETrade: 1650 Union Hill Road, Alpharetta, Georgia

45.	IO Phoenix Data Center: 615 North 48th Street, Phoenix, Arizona

46.	IO Scottsdale Data Center: 8521 East Princess Drive, Scottsdale, Arizona

47.	Lafayette Surgical Specialty Hospital: 1101 Kaliste Saloom Road, Lafayette, Louisiana

Schedule 1.3 - Page 2

48.	Rehabilitation Hospital of Rhode Island: 116 Eddie Dowling Highway, North Smithfield, Rhode Island

49.	Beta Systems: 1099 Walnut Ridge Drive, Hartland, Wisconsin

50.	General Electric Capital Corporation: 1001 Windward Course, Alpharetta, Georgia

Schedule 1.3 - Page 3

SCHEDULE 4.3

ACCOUNTS

1)	KeyBank Operating Account
Carter/Validus Operating Partnership, LP
Account Number: XXXXXX4032
Routing Number: 041001039

Schedule 4.3 - Page 1

SCHEDULE 5.3

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of the Borrower or a Subsidiary Guarantor proposed to be included in the Unencumbered Pool, each of the following:

(a) Description of Property. A narrative description of the Real Estate, the improvements thereon and the tenants and Leases relating to such Real Estate.

(b) Authority Documents. Such organizational and formation documents of such Subsidiary Guarantor as the Agent shall in good faith require.

(c) Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to Borrower or such Subsidiary Guarantor, from counsel reasonably acceptable to the Agent and qualified to practice in the State in which such Real Estate is located, addressed to the Lenders and the Agent covering the enforceability of the Joinder Agreement and such other matters as the Agent shall reasonably request.

(d) UCC Certification. A certification from a title insurance company approved by Agent and Borrower, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Unencumbered Pool.

(e) Leases. True copies of all Leases relating to such Real Estate together with Lease Summaries for all such Leases if available, and a Rent Roll for such Real Estate certified by the Borrower or Subsidiary Guarantor as accurate and complete as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Agent.

(f) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Unencumbered Pool.

(g) Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Unencumbered Pool, to the extent available.

(h) EBITDAR Information. Financial information from each tenant of a Unencumbered Pool Property required by Agent to determine compliance with the requirements contained in paragraphs (g) and (h) of the definition of “Eligible Real Estate”.

Schedule 5.3 - Page 1

(i) Subsidiary Guarantor Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(j) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 5.3 - Page 2

SCHEDULE 6.3

TITLE TO PROPERTIES

None.

Schedule 6.3 - Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 - Page 1

SCHEDULE 6.6

TRADEMARKS, TRADE NAMES

None.

Schedule 6.6 - Page 1

SCHEDULE 6.7

PENDING LITIGATION

None.

Schedule 6.7 - Page 1

SCHEDULE 6.10

TAX STATUS

None.

Schedule 6.10 - Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None.

Schedule 6.15 - Page 1

SCHEDULE 6.20

ENVIRONMENTAL RELEASES

See Attached.

Schedule 6.20 - Page 1

SCHEDULE 6.21(a)

SUBSIDIARIES OF REIT

See Attached.

Schedule 6.21(a) - Page 1

SCHEDULE 6.21(b)

UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

None.

Schedule 6.21(b) - Page 1

SCHEDULE 6.22

EXCEPTIONS TO RENT ROLL

None.

Schedule 6.22 - Page 1

SCHEDULE 6.23

PROPERTY

None.

Schedule 6.23 - Page 1

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

See Attached

Schedule 6.25 - Page 1

SCHEDULE 6.34

SERVICE GUARANTEES

None.

Schedule 6.34 - Page 1

SCHEDULE 6.35

HEALTHCARE

None.

Schedule 6.35 - Page 1

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF TERM LOAN NOTE

Exhibit B	INTENTIONALLY OMITTED

Exhibit C	INTENTIONALLY OMITTED

Exhibit D	INTENTIONALLY OMITTED

Exhibit E	FORM OF JOINDER AGREEMENT

Exhibit F	INTENTIONALLY OMITTED

Exhibit G	INTENTIONALLY OMITTED

Exhibit H	INTENTIONALLY OMITTED

Exhibit I	INTENTIONALLY OMITTED

Exhibit J	FORM OF UNENCUMBERED POOL CERTIFICATE

Exhibit K	FORM OF COMPLIANCE CERTIFICATE

Exhibit L	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	SUBSIDIARY GUARANTORS

Schedule 1.3	INITIAL UNENCUMBERED POOL PROPERTIES

Schedule 4.3	ACCOUNTS

Schedule 5.3	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.6	TRADEMARKS, TRADENAMES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS

Schedule 6.15	CERTAIN TRANSACTIONS

i

Schedule 6.20	ENVIRONMENTAL RELEASES

Schedule 6.21(a)	SUBSIDIARIES OF REIT

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES REIT AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 6.34	SERVICE GUARANTEES

Schedule 6.35	HEALTHCARE